Exhibit 4.1

STATION CASINOS LLC

THE GUARANTORS

named herein

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee

6.625% SENIOR NOTES DUE 2032

INDENTURE

Dated as of March 14, 2024

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	N.A.
(a)(2)	N.A.
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	N.A.
(b)	N.A.
(c)	N.A.
311(a)	N.A.
(b)	N.A.
(c)	N.A.
312(a)	2.05
(b)	N.A.
(c)	N.A.
313(a)	N.A.
(b)(2)	N.A.
(c)	N.A.
(d)	N.A.
314(a)	4.03
(c)(1)	N.A.
(c)(2)	N.A.
(c)(3)	N.A.
(e)	N.A.
(f)	N.A.
315(a)	7.01
(b)	12.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	N.A.
(b)	N.A.
(c)	N.A.
N.A. means not applicable.

*	This Cross-Reference Table is not part of the Indenture.

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EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Certificate of Transfer
Exhibit C	-	Form of Certificate of Exchange
Exhibit D	-	Form of Certificate of Acquiring Institutional Accredited Investor
Exhibit E	-	Form of Notation of Guaranty
Exhibit F	-	Form of Supplemental Indenture

INDENTURE dated as of March 14, 2024 among Station Casinos LLC, a Nevada limited liability company (the “Company”), the Guarantors (as defined) and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”).

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 6.625% Senior Notes due 2032 (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person, Indebtedness of another Person and any of such other Person’s Subsidiaries existing at the time such other Person becomes a Subsidiary of such Person or at the time it merges, amalgamates or consolidates with such Person or any of such Person’s Subsidiaries or is assumed by such Person or any Subsidiary of such Person in connection with the acquisition of assets from such other Person and in each case not Incurred by such Person or any Subsidiary of such Person or such other Person in connection with, or in anticipation or contemplation of, such other Person becoming a Subsidiary of such Person or such acquisition, merger or consolidation.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person. For the purposes of this definition, the term “control” when used with respect to any specified Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative of the foregoing.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Applicable Premium” means with respect to any Note on any Redemption Date, as determined by the Company, the greater of:

(1) 1.0% of the principal amount of the Note; and

(2) the excess of:

(A) the present value at such Redemption Date of (i) the Redemption Price of the Note at March 15, 2027 (as set forth in the table appearing under Paragraph 5 of the Note) plus (ii) all required interest payments due on the Note through March 15, 2027 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date, or in the case of a satisfaction and discharge of this Indenture or a legal defeasance or covenant defeasance under this Indenture, the Treasury Rate as of two Business Days prior to the date on which funds to pay the Notes are deposited with the Trustee under this Indenture, plus 50 basis points; over

(B) the principal amount of the Note.

“Asset Acquisition” means:

(1) an Investment by any Obligor or Restricted Subsidiary in any other Person pursuant to which such Person shall become an Obligor or a Restricted Subsidiary of an Obligor or of a Restricted Subsidiary or shall be merged, consolidated or amalgamated into or with any Obligor or Restricted Subsidiary of an Obligor; or

(2) the acquisition by any Obligor or Restricted Subsidiary of assets of any Person comprising a division or line of business of such Person or all or substantially all of the assets of such Person.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other disposition (for purposes of this definition, each a “disposition”) by any Obligor or Restricted Subsidiary (including, without limitation, pursuant to any sale and leaseback transaction or any merger or consolidation of any Restricted Subsidiary of the Company with or into another Person (other than another Obligor or Restricted Subsidiary) whereby such Restricted Subsidiary shall cease to be a Restricted Subsidiary of the Company) to any Person of:

(1) any property or assets of any Obligor or Restricted Subsidiary (other than Capital Stock of any Unrestricted Subsidiary) to the extent that any such disposition is not in the ordinary course of business of such Obligor; or

(2) any Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by law to be held by a Person other than the Company or a Restricted Subsidiary),

other than, in both cases:

(A) any disposition to the Company;

(B) any disposition to any Obligor or Restricted Subsidiary;

(C) any disposition that constitutes a Restricted Payment or a Permitted Investment that is made in accordance with Section 4.07 hereof;

(D) any transaction or series of related transactions resulting in Net Cash Proceeds to such Obligor or Restricted Subsidiary of less than the greater of $75.0 million and 10.0% of LTM EBITDA;

(E) any transaction that is consummated in accordance with Section 5.01 or a transaction that constitutes a Change of Control;

(F) the sale or discount, in each case without recourse (direct or indirect), of accounts receivable arising in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be, but only in connection with the compromise or collection thereof;

(G) dispositions in connection with any Permitted Lien in accordance with Section 4.12 and granting Permitted Liens or any other pledge, assignment by way of collateral security, grant of security interest, hypothecation or mortgage, permitted by this Indenture or any foreclosure, judicial or other sale, public or private, by the pledgee, assignee, mortgagee or other secured party of the subject assets;

(H) sales, dispositions, or transfers of used, surplus, damaged, worn-out or obsolete equipment or assets that, in the Company’s reasonable judgment, are no longer used or useful in the business of the Company or its Restricted Subsidiaries and the abandonment, cancellation, lapse sale or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries and sales, leases licenses or transfers of inventory in the ordinary course of business;

(I) sales or grants by the Company or its Restricted Subsidiaries of licenses or sublicenses to use software, patents, trade secrets, know-how and other intellectual property, and licenses, sublicenses, leases or subleases of other assets of the Company or any Restricted Subsidiary to the extent not materially interfering with the business of the Company and the Restricted Subsidiaries taken as a whole;

(J) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business;

(K) sale or other disposition of cash or Cash Equivalents;

(L) any surrender or waiver of contractual rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind that does not have a material adverse effect on the Company and the Restricted Subsidiaries taken as a whole or otherwise in the ordinary course of business;

(M) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(N) foreclosures, condemnation, eminent domain or any similar action on assets, sales, transfers or other dispositions of property subject to damage, loss or destruction or the granting of Liens not prohibited by this Indenture;

(O) dedications or dispositions of, or the granting of easements, rights of way, rights of access and/or similar rights, to any Governmental Authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to any project, any real property held by the Company or any Restricted Subsidiary or the public at large that would not reasonably be expected to interfere in any material respect with the operations of the Company and any Restricted Subsidiary;

(P) (i) the lease, sublease or license of any portion of any Property to Persons who, either directly or through Affiliates of such Persons, intend to operate or manage nightclubs, bars, restaurants, recreation areas, spas, pools, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities and (ii) the grant of declarations of covenants, conditions and restrictions and/or easements with respect to common area spaces and similar instruments benefiting such tenants of such leases, subleases and licenses;

(Q) any transfer of Equity Interests of any Restricted Subsidiary or any Gaming/Racing Facility in connection with the occurrence of a Trigger Event;

(R) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(S) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practices or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(T) any disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(U) any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Issue Date, including sale and leaseback transactions and asset securitizations, permitted by this Indenture;

(V) in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(W) any exchange of assets (including a combination of assets and Cash Equivalents) for assets (in each case including Equity Interests) related to a Permitted Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(X) sale of any property in a sale and leaseback transaction;

(Y) disposition of non-core assets acquired in connection with any acquisition or Investment permitted under this Indenture in an amount not to exceed 25% of the aggregate purchase price for such acquisition or Investment;

(Z) expenditures to make capital expenditures, Expansion Capital Expenditures and expenditures of Development Expenses by the Company and its Restricted Subsidiaries;

(AA) voluntary termination of Hedging Obligations and other assets or contracts in the ordinary course of business;

(BB) the dedication of space or other dispositions of property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of any project;

(CC) sales, transfer or other dispositions by the Company and its Restricted Subsidiaries of Investments in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements;

(DD) sales of real properties that constitute Tribal Trust Property; and

(EE) transfers, sales or dispositions of real property and related assets to a landlord under a Gaming/Racing Lease or one of its Affiliates, to the extent Company or its Restricted Subsidiaries will lease such real property and related assets; provided that (i) at the time of the execution of the definitive documentation for (or, at the option of the Company, at the time of the consummation of) such transfer, sale or disposition, no Event of Default then exists or would arise therefrom, (ii) Company or any of its Restricted Subsidiaries shall receive not less than 50% of such consideration in the form of cash or Cash Equivalents (free and clear of all Liens at the time received other than Permitted Liens) (it being understood that for the purposes of clause (ii), the following shall be deemed to be cash: (A) any liabilities (as shown on Company’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Notes, that are assumed by the transferee with respect to the applicable transfer, sale or disposition and for which Company and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by Company or such Restricted Subsidiary from such transferee that are converted by Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable disposition).

In the event that a transaction (or a portion thereof) meets the criteria of more than one category of an Asset Sale, the Obligor, in its sole discretion, will be entitled to divide and classify or from time to time reclassify (as if incurred on such date) such transaction (or a portion thereof) between or among such categories.

“Bank Credit Agreement” means the credit facility provided to the Company pursuant to the Credit Agreement, dated as of June 8, 2016 (as amended, restated, supplemented or otherwise modified from time to time), by and among the Company, the subsidiaries of the Company from time to time party thereto as guarantors, the financial institutions from time to time named therein, and Deutsche Bank AG Cayman Islands Branch, as Administrative Agent and as Collateral Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), refinanced (including by means of sales of debt securities to institutional investors or other purchasers), modified, substituted or otherwise restructured (including, but not limited to, the inclusion of additional borrowers thereunder), in whole or in part from time to time whether or not with the same agent, trustee, representative, lenders or holders and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term “Bank Credit Agreement” shall include agreements in respect of Interest Swap Obligations and other Hedging Obligations with lenders party to the Bank Credit Agreement or their Affiliates.

“Bankruptcy Law” means the United States Bankruptcy Code and any other bankruptcy, insolvency, receivership, reorganization, moratorium or similar law providing relief to debtors, in each case, as from time to time amended and applicable to the relevant case.

“Board” means (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (2) with respect to a partnership, the board of directors (or any committee thereof duly authorized to act on behalf of such board) or other similar governing body of the controlling general partner of the partnership; (3) with respect to a limited liability company, the Person or Persons who are the managing member, members or managers or any controlling committee or managing member, members or managers thereof; and (4) with respect to any other Person, the board or committee or other body of such Person serving a similar function.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to remain closed.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, rights, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the discounted rental stream payable by such Person that is required to be classified and accounted for as a finance lease obligation under GAAP and, for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP; provided that any Permitted Leases will be accounted for as an operating lease and not as a Capitalized Lease Obligation and each Gaming/Racing Lease will be accounted for as an operating lease and not as a Capitalized Lease Obligation. The final maturity of any such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without penalty.

“Cash Equivalents” means:

(1) Government Securities;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within 12 months from the date of acquisition thereof by the Company or any Restricted Subsidiary and rated at least “A” by S&P or “A” by Moody’s (in each case, at the time of acquisition);

(3) time deposits with, or certificates of deposit or bankers’ acceptances (including eurodollar deposits) of, any commercial bank or trust company that (i) is organized under the Laws of the United States, any state thereof or the District of Columbia or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, and (ii) has combined capital and surplus of at least $500,000,000, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(4) investments in commercial paper maturing within 12 months from the date of acquisition thereof and rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s, respectively, (in each case, at the time of acquisition) ;

(5) repurchase agreements with a term of not more than 30 days for securities described in clause (1) and (2) above and entered into with a commercial bank described in clause (3) above;

(6) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (3) above (in each case, at the time of acquisition);

(7) Investments in money market mutual funds that invest primarily in the foregoing items (determined at the time such investment in such fund is made);

(8) solely with respect to any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the country in which such Foreign Subsidiary maintains its chief executive office or principal place of business, or issued by any agency of such country and backed by the full faith and credit of such country, and rated at least “A” or the equivalent thereof by S&P or “A2” or the equivalent thereof by Moody’s (in each case, at the time of acquisition), (ii) time deposits, certificates of deposit or bankers’ acceptances issued by any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, or payable to a Company promptly following demand and maturing within one year of the date of acquisition and (iii) other customarily utilized high-quality or cash equivalent-type Investments in the country where such Foreign Subsidiary maintains its chief executive office or principal place of business;

(9) Local currencies held by the Company or any Restricted Subsidiary in the ordinary course of business; and

(10) Investment funds investing at least 90% of their assets in securities of the types described above.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company, or the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than to a Permitted Holder;

(2) the adoption, or, if applicable, the approval of any requisite percentage of the Company’s stockholders of a plan relating to the liquidation or dissolution of the Company; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act (but excluding (i) any employee benefit plan of such Person or its subsidiaries, any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, or any holding company for the Company existing on the Issue Date or any Person formed as a holding company for the Company (in a transaction where the Voting Stock of the Company outstanding prior to such transaction is converted into or exchanged for the Voting Stock of the surviving or transferee Person constituting all or substantially all of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance)) and (ii) the

Permitted Holders)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person or group shall be deemed to have “beneficial ownership” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Company on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right) which Voting Stock represents, at any time, voting power that is equal to or more than the voting power represented by the Voting Stock “beneficially owned,” directly or indirectly (and taking into account all such securities that the Permitted Holders have the right to acquire pursuant to any option right), by the Permitted Holders at such time;

provided, that, notwithstanding the foregoing, in no event shall any Change of Control be deemed to have occurred if the Permitted Holders, collectively, have, directly or indirectly, “beneficial ownership” of 50% or more of the voting power of the total outstanding Voting Stock of the Company on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right).

For purposes of this definition, a “person” or “group” shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement.

“Change of Control Triggering Event” means both a Change of Control and a Rating Decline; provided, however, that a Change of Control Triggering Event shall not be deemed to have occurred if the Company effects a Legal Defeasance or Covenant Defeasance of the Notes prior to a Rating Decline.

“Company Tax Payments” means payments by the Company to Holdco, or any successor or assignee thereof, in amounts sufficient to enable Holdco to make Tax Distributions (as defined in the Holdco LLC Agreement as in effect on the Issue Date or as may be amended, modified or replaced from time so long as such amendment, modification or replacement is not materially adverse to Holders of the Notes) to its members pursuant to Section 5.4 of the Holdco LLC Agreement (as in effect on the Issue Date or as may be amended, modified or replaced from time so long as such amendment, modification or replacement is not materially adverse to Holders of the Notes); provided that Company Tax Payments in respect of Holdco’s members’ actual state and United States federal income tax liabilities in respect of income earned by Unrestricted Subsidiaries during any period shall be permitted solely to the extent of payments received from (or credits used by) Unrestricted Subsidiaries pursuant to the Subsidiary Tax Sharing Agreement with respect to such period.

“Clearstream” means Clearstream Banking, S.A.

“Company” means Station Casinos LLC, a Nevada limited liability company, and any and all successors thereto that become party to this Indenture in accordance with its terms.

“Consolidated Coverage Ratio” means, with respect to any Person on any Determination Date, the ratio of:

(1) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to such date for which internal financial reports are available, ended not more than 135 days prior to such date, to

(2) Consolidated Interest Expense paid in cash with respect to such period net of cash interest income (other than cash interest income in respect of notes receivable and similar items) of Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, minus the sum (without duplication) of any of the following to the extent deemed to be included in Consolidated Interest Expense and paid in cash with respect to such period: (a) payments received under Hedging Obligations relating to interest rates with respect to such period, (b) arrangement, commitment or upfront fees and similar financing fees, original issue discount, and redemption or prepayment premiums payable during or with respect to such period, (c) interest payable during or with respect to such period with respect to Escrowed Indebtedness and Indebtedness that has been Discharged, (d) any cash costs associated with breakage or termination in respect of hedging agreements for interest rates payable during such period and costs and fees associated with obtaining Hedging Obligations and fees payable thereunder and (e) fees and expenses associated with the consummation of the Transactions. Consolidated Interest Expense shall exclude interest expense in respect of (a) Indebtedness that is excluded from Consolidated Net Indebtedness by reason of clause (ii), (iii) or (iv) of the proviso thereof, to the extent of such exclusion and (b) Indebtedness not in excess of $600.0 million at any one time outstanding that constitutes Development Expenses, or the proceeds of which were applied to fund Development Expenses (but only for so long as such Indebtedness or such funded expenses, as the case may be, constitute Development Expenses);

provided that the Consolidated Coverage Ratio shall be calculated giving pro forma effect, as of the beginning of the applicable period, to any Asset Acquisition, Incurrence, repayment or redemption of Indebtedness (including the Notes), issuance or redemption of Disqualified Capital Stock, Asset Sale, designation of an Unrestricted Subsidiary as a Restricted Subsidiary or designation of a Restricted Subsidiary as an Unrestricted Subsidiary, and any execution, amendment, modification or termination of any Gaming/Racing Lease (or waiver of any provisions thereof) at any time during or subsequent to such period, but on or prior to the applicable Determination Date.

In making such computation, Consolidated Interest Expense:

(1) attributable to any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period (except that such interest on Indebtedness, to the extent covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements); or

(2) attributable to interest on any Indebtedness under a revolving Credit Facility shall be computed on a pro forma basis based upon the average daily balance of such Indebtedness outstanding during the applicable period.

It is understood that the Company may rely on internal or publicly reported financial reports even though there may be subsequent adjustments (including review and audit adjustments) to such financial statements. For avoidance of doubt, any action taken or not taken in compliance with a covenant in this Indenture which is based upon or made in reliance on a computation of the Consolidated Coverage Ratio by the Company based on such internal or publicly reported financial statements shall be deemed to continue to comply with the applicable covenant, notwithstanding any subsequent adjustments that may result in changes to such internal or publicly reported financial statements.

For purposes of calculating Consolidated EBITDA and Consolidated Interest Expense of the Company for the most recently completed period of four full fiscal quarters ending on the last day of the last quarter for which internal financial statements are available (such period of four fiscal quarters, the “Measurement Period”), not more than 135 days prior to the transaction or event giving rise to the need to calculate the Consolidated EBITDA and Consolidated Interest Expense;

(1) any Person that is a Restricted Subsidiary on such Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) shall be deemed to have been a Restricted Subsidiary at all times during such Measurement Period;

(2) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period;

(3) if the Company or any Restricted Subsidiary shall have in any manner:

(A) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) any operating business or commenced operation of any Project during such Measurement Period or after the end of such Measurement Period and on or prior to the Determination Date; or

(B) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such Measurement Period and on or prior to the Determination Date, such calculation shall be made on a pro forma basis in accordance with GAAP as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business or operation of such Project, all such transactions had been consummated or effected on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period; provided, however, that such pro forma adjustment shall give effect to any pro forma “run rate” cost savings, operating expense reductions, restructurings, cost saving initiatives, other operating improvements and synergies that have occurred or are reasonably expected to be initiated within the 18-month period following the consummation of the transaction, in the reasonable judgment of the chief financial officer or chief accounting officer of the Company (regardless of whether such expense or cost savings could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto); and

(4) any Indebtedness Incurred and proceeds thereof received and applied as a result of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio will be deemed to have been so Incurred, received and applied on the first day of such Measurement Period.

“Consolidated EBITDA” means, with respect to any Person for any period, the sum (without duplication) of:

(1) the Consolidated Net Income of such Person for such period; plus

(2) to the extent that any of the following shall have been taken into account in determining such Consolidated Net Income, and without duplication:

(A) all income, capital gains, withholding, franchise or similar taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(B) the consolidated interest expense of such Person for such period, whether paid or accrued, and whether or not capitalized, and including, without limitation, (i) the interest portion of payments on Capitalized Lease Obligations, (ii) amortization of financing fees, debt issuance costs and interest or deferred financing or debt issuance costs, (iii) arrangement, commitment or upfront fees, original issue discount, redemption or prepayment premiums, (iv) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (v) interest with respect to Indebtedness that has been Discharged and any Escrowed Indebtedness, (vi) the accretion or accrual of discounted liabilities during such period, (vii) interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments, (viii) net payments made under Hedging Obligations relating to interest rates with respect to such period and any costs associated with breakage in respect of hedging agreements for interest rates, (ix) all interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, (x) fees and expenses associated with the consummation of the Transactions, (xi) annual or quarterly agency and trustee fees paid to the agent or trustee under any Indebtedness permitted hereunder and (xii) costs and fees associated with obtaining Hedging Obligations and fees payable thereunder, all as calculated on a consolidated basis in accordance with GAAP;

(C) depreciation and amortization expense (including the amortization of deferred financing charges) and any amortization or write-off of goodwill or other intangible assets and depreciation expense for such Person and its Restricted Subsidiaries for such period-and any other non-cash charges or expenses, including any write-off or write-down, reducing Consolidated Net Income (excluding (x) any amortization of a prepaid cash expense that was paid in the period of four consecutive fiscal quarters most recently ended prior to such date and (y) any non-cash charges and expenses that result in an accrual of a reserve for cash charges or expenses in any future period of consecutive fiscal quarters that the Company elects not to add back in the current period (it being understood that reserves may be charged in the current period of four consecutive fiscal quarters most recently ended prior to such date or when paid, as reasonably determined by Company)) of the Company and its Restricted Subsidiaries for such period; provided that if any such non-cash charges or expenses represent an accrual of a reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to the extent Company elected to previously add back such amounts to Consolidated EBITDA;

(D) any non-recurring costs or expenses of such Person or its Restricted Subsidiaries or of an acquired company or business incurred in connection with the purchase or acquisition of such acquired company or business by such Person ( in each case, including those relating to severance, relocation costs and one time compensation charges) and any non-recurring adjustments necessary to conform the accounting policies of the acquired company or business to those of such Person;

(E) any cost, charge, fee or expense (including discounts and commissions, premiums and penalties, original issue discount, debt issuance costs and deferred financing costs and including fees and charges incurred in respect of letters of credit or bankers acceptance financings) (or any amortization or write-off of any of the foregoing) associated with any issuance (or proposed issuance) of debt, or equity or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification of any debt instrument;

(F) any charges, fees and expenses (or any amortization thereof) (including, without limitation, all legal, accounting, advisory or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments related to the Transactions) related to the Transactions, any Specified Transactions, any acquisition, Investment, disposition, Restricted Payment (or any such proposed Specified Transaction, acquisition, Investment, disposition, Restricted Payment) (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful; and

(G) expenses actually reimbursed in cash to the Company or a Restricted Subsidiary by an Unrestricted Subsidiary pursuant to a Subsidiary Cost Allocation Agreement; less

(3) (a) all non-cash items of such Person or any of its Restricted Subsidiaries increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, and other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges for any prior period subsequent to the Issue Date which was not added back to Consolidated EBITDA when accrued and (b) to the extent included in calculating such Consolidated Net Income, any unusual or non-recurring items of income or gain to the extent increasing Consolidated Net Income for such period; plus

(4) Pre-Opening Expenses; plus

(5) the amount of any restructuring charges or reserve (including those relating to severance, relocation costs and one-time compensation charges), costs incurred in connection with any non-recurring strategic initiatives or new initiatives, other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses) and any unusual or non-recurring charges or items of loss or expense (including, without limitation, losses on asset sales (other than asset sales in the ordinary course of business)); plus

(6) Company Tax Payments paid or accrued for such period; plus

(7) [Reserved]; plus

(8) the amount of “run rate” cost savings, operating expense reductions, restructurings, cost saving initiatives, other operating improvements and synergies projected by Company in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated (in the good faith determination of the Company) during such period (or with respect to Specified Transactions, are reasonably expected to be initiated within eighteen (18) months of the closing date of the Specified Transaction), including in connection with the Transactions or any Specified Transaction (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructurings, cost saving initiatives, other operating improvements and synergies had been realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (i) such actions are to be taken within eighteen (18) months after the consummation of such Specified Transaction, restructuring or implementation of an initiative that is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (ii) no cost savings, operating expense reductions, restructurings, cost saving initiatives, other operating improvements and synergies shall be added pursuant to this clause (8) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, and (iii) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (8) to the extent more than eighteen (18) months have elapsed after the specified action taken (or in the case of a Specified Transaction, more than eighteen (18) months have elapsed after the date of such Specified Transaction) in order to realize such projected cost savings, operating expense reductions, restructurings, cost saving initiatives, other operating improvements and synergies; plus

(9) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (3) above for any previous period and not added back; plus

(10) the Estimated Business Interruption Insurance in such period (notwithstanding any classification of the affected operations as discontinued operations or any disposal of such operations).

Consolidated EBITDA shall be further adjusted (to the extent not reflected under clauses (1) through (10) above, without duplication):

(A) to include, if otherwise excluded from Consolidated EBITDA due to the operation of paragraph 2(D) above, the amount of insurance proceeds received during such period or after such period and on or prior to the date the calculation is made with respect to such period, attributable to any property which has been closed or had operations curtailed for such period; provided that such amount of insurance proceeds shall only be included pursuant to this clause (A) to the extent of the amount of insurance proceeds plus Consolidated EBITDA attributable to such property for such period (without giving effect to this clause (A)) does not exceed Consolidated EBITDA attributable to such property during the most recently completed four fiscal quarters for which financial results are available that such property was fully operational (or if such property has not been fully operational for four consecutive fiscal quarters for which financial results are available prior to such closure or curtailment, the Consolidated EBITDA attributable to such property during the period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters);

(B) to include the Consolidated EBITDA of (i) any Person, property, business or asset (including a management agreement or similar agreement) (other than an Unrestricted Subsidiary) acquired by the Company or any Restricted Subsidiary during such period and (ii) any Unrestricted Subsidiary the designation of which as such is revoked and converted into a Restricted Subsidiary during such period, in each case, based on the Consolidated EBITDA of such Person (or attributable to such property, business or asset) for such period (including the portion thereof occurring prior to such acquisition or revocation), determined as if references to the Company and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries; provided, that, without duplication of clauses (C) and (D) below, for purposes of determining Consolidated EBITDA for any period ending prior to the first anniversary of any Tribal Gaming Opening Date, the Tribal Management Fees (excluding any one-time development fees) received by the Company and its Restricted Subsidiaries from the corresponding Tribe after such Tribal Gaming Opening Date and during the applicable period and included in Consolidated Net Income shall be multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the applicable Tribal Gaming Opening Date through the end of such period;

(C) to exclude the Consolidated EBITDA of (i) any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Company or any Restricted Subsidiary during such period and (ii) any Restricted Subsidiary that is designated as an Unrestricted Subsidiary during such period, in each case based on the actual Consolidated EBITDA of such Person for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closing, classification or conversion), determined as if references to the Company and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries;

(D) in the event of any Expansion Capital Expenditures that were opened for business during such period, by multiplying the Consolidated EBITDA attributable to such Expansion Capital Expenditures and including management agreements or similar agreements that are not addressed in clause (A) above (as determined by Company) in respect of the first three (3) complete fiscal quarters following the opening of the business representing such Expansion Capital Expenditures by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such Expansion Capital Expenditures during the quarter in which the business representing such Expansion Capital Expenditure opened (unless such business opened on the first day of a fiscal quarter);

(E) in the event of any Development Project that was opened for business during such period, by multiplying the Consolidated EBITDA attributable to such Development Project and including management agreements or similar agreements that are not addressed in clause (A) above (as determined by Company) in respect of the first three (3) complete fiscal quarters following the opening of the business representing such Development Project by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such Development Project during the quarter in which such Development Project opened (unless such business opened on the first day of a fiscal quarter);

(F) in the event of any new operations of the Company or any Subsidiary that have been organically developed by Company or any Subsidiary (e.g., not an Asset Acquisition, but self-developed or self-constructed) that were opened during such period, by multiplying the Consolidated EBITDA attributable to such new organically developed operations (as determined by Company in good faith) in respect of the first three (3) complete fiscal quarters following opening of the business representing such organically developed operations by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such new organically developed operations during the quarter in which such new organically developed operations opened (unless such business opened on the first day of a fiscal quarter); and

(G) in any fiscal quarter during which a purchase of property that prior to such purchase was subject to any operating lease that will be terminated in connection with such purchase shall occur and during the three (3) following fiscal quarters, by increasing Consolidated EBITDA by an amount equal to the quarterly payment in respect of such lease (as if such purchase did not occur) times (a) four (4) (in the case of the quarter in which such purchase occurs), (b) three (3) (in the case of the quarter following such purchase), (c) two (2) (in the case of the second quarter following such purchase) and (d) one (1) (in the case of the third quarter following such purchase), all as determined on a consolidated basis for the Company and its Restricted Subsidiaries.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries paid or accrued during such period (including the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, commissions, discounts and other fees (including any agent or trustee fees) and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations or Interest Swap Obligations); provided, however, that Consolidated Interest Expense shall not include (w)

amortization or write-offs of debt issuance costs and deferred financing costs (including, without limitation, related to the original issuance of the Notes or any financing consummated prior thereto), (x) any expensing of commitment or other financing fees, (y) write-offs relating to termination of interest rate swap arrangements related to the original issuance of the Notes, or (z) any capitalized interest or any interest portion of payments in connection with any Permitted Lease; and

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(3) any interest accruing on Escrowed Indebtedness and Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries; and

(4) the product of:

(a) all dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock); provided that with respect to any series of preferred stock that did not pay cash dividends during such period but that is required to pay cash dividends during any period prior to the maturity date of the Notes, cash dividends shall be deemed to have been paid with respect to such series of preferred stock during the period of accrual for purposes of this clause (4); times

(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

Notwithstanding the foregoing, Consolidated Interest Expense shall exclude interest expense in respect of Indebtedness that is excluded from Consolidated Net Indebtedness by reason of clause (ii), (iii) or (iv) of the proviso thereof, to the extent of such exclusion.

“Consolidated Leverage Ratio” means, with respect to any Person on any Determination Date, the ratio of (a) the aggregate amount of Consolidated Net Indebtedness (or, in the case of Indebtedness issued at less than its principal amount at maturity, the accreted value thereof) of such Person and its Restricted Subsidiaries as of such Determination Date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to such date for which internal financial reports are available, ended not more than 135 days prior to such date (the “Measurement Period”), provided that:

(1) the Consolidated Leverage Ratio shall be calculated giving pro forma effect, as of the beginning of the applicable period, to any Asset Acquisition, Incurrence, repayment or redemption of Indebtedness (including the Notes), issuance or redemption of Disqualified Capital Stock, Asset Sale, designation of an Unrestricted Subsidiary as a Restricted Subsidiary or designation of a Restricted Subsidiary as an Unrestricted Subsidiary, and any execution, amendment, modification or termination of any Gaming/Racing Lease (or waiver of any provisions thereof) at any time during or subsequent to such period, but on or prior to the applicable Determination Date

(2) any Person that is a Restricted Subsidiary on such Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) shall be deemed to have been a Restricted Subsidiary at all times during such Measurement Period;

(3) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period;

(4) if the Company or any Restricted Subsidiary shall have in any manner:

(a) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) any operating business or commenced operation of any Project during such Measurement Period or after the end of such Measurement Period and on or prior to the Determination Date; or

(b) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such Measurement Period and on or prior to the Determination Date, such calculation shall be made on a pro forma basis in accordance with GAAP as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business or operation of such Project, all such transactions had been consummated or effected on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period; provided, however, that such pro forma adjustment shall give effect to any pro forma cost savings, operating expense reductions and synergies that have occurred or are reasonably expected to be initiated within the 18-month period following the consummation of the transaction, in the reasonable judgment of the chief financial officer or chief accounting officer of the Company (whether or not such expense or cost savings could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto); and

(5) any Indebtedness Incurred and proceeds thereof received and applied as a result of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio will be deemed to have been so Incurred, received and applied on the first day of such Measurement Period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that (i) the net income (or loss) of a Restricted Subsidiary that is not a Wholly Owned Subsidiary shall be included in an amount proportional to the Company’s economic ownership interest therein and (ii) there shall be excluded therefrom:

(1) net after-tax gains and losses from all sales or dispositions of assets (other than assets sales or dispositions in the ordinary course of business);

(2) net after-tax extraordinary or non-recurring gains or losses and losses on early extinguishment of debt;

(3) any after-tax effect of income (loss) from the early extinguishment, conversion or cancellation of debt, Interest Swap Obligations, Hedging Obligations or other derivative instruments;

(4) any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(5) the effect of marking to market Interest Swap Obligations and Hedging Obligations;

(6) the cumulative effect of a change in accounting principles;

(7) any net income or net loss of any other Person if such other Person is not a Subsidiary and is accounted for by the equity method of accounting, is an Unrestricted Subsidiary or is a Restricted Subsidiary (or former Restricted Subsidiary) with respect to which a Trigger Event has occurred following the occurrence and during the continuance of such Trigger Event, except that such Person’s equity in the net income of any such other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash and the fair market value of property actually distributed by such other Person during such period to such Person or a Restricted Subsidiary as a dividend or other distribution (including management fees) and the returns on capital actually received in cash (or to the extent converted into cash) shall be included in such Consolidated Net Income;

(8) solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(b)(3)(A), any net income of any Restricted Subsidiary that is not a Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, by contract, operation of law, pursuant to its charter or otherwise on the payment of dividends or the making of distributions by such Restricted Subsidiary to such Person; provided that Consolidated Net Income of Company and its Restricted Subsidiaries shall be increased by (x) the net income of such Restricted Subsidiaries solely to the extent of the amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to the Company or a Restricted Subsidiary (not subject to such restriction) thereof in respect of such period by such Restricted Subsidiaries (or to the extent converted into cash) and (y) returns on capital actually received in cash (or to the extent converted into cash):

(9) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(10) in the case of a successor to such Person by consolidation or merger or as a transferee of such Person’s assets, any net income or loss of the successor corporation prior to such consolidation, merger or transfer of assets;

(11) non-cash charges relating to compensation expense in connection with benefits provided under employee stock option plans, restricted stock plans and other equity compensation arrangements;

(12) any net unrealized gains and losses resulting from Hedging Obligations and the application of ASC Topic 815 will be excluded;

(13) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions, to the extent actually reimbursed, or, so long as the Company has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(14) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption;

(15) any fees, expenses, premiums and other charges in connection with the issuance of the Notes, the incurrence of Indebtedness under the Bank Credit Agreement or any other issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction, amendment or other modification of any debt instrument, acquisition, investment or asset disposition;

(16) payments made by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary pursuant to the Subsidiary Tax Sharing Agreement;

(17) gains and losses resulting solely from fluctuations in currency values and the related tax effect;

(18) any goodwill or other asset impairment charges or other asset write-offs or write downs, including any resulting from the application of Accounting Standards Codification No. 350 and No. 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805;

(19) any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by this Agreement, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, or otherwise in respect of, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity based awards or rights or equivalent instruments, and

(20) the amount of any Project Reimbursements received by the Company or any of its Restricted Subsidiaries ;

provided further that Consolidated Net Income shall be reduced by all Corporate Expense Payments paid or accrued for such period.

Notwithstanding anything contained herein to the contrary, for purposes of this Indenture, Consolidated Net Income shall be calculated by deducting, without duplication of amounts otherwise deducted, rent, insurance, property taxes and other amounts and expenses actually paid in cash under any Gaming/Racing Lease (and any guarantee or support arrangement in respect thereof) in the applicable period and no deductions in calculating Consolidated Net Income shall occur as a result of imputed interest, amounts under any such Gaming/Racing Lease (and any guarantee or support arrangement in respect thereof) not paid in cash during the relevant period or other non-cash amounts incurred in respect of such Gaming/ Racing Lease (and any guarantee or support arrangement in respect thereof); provided that any “true-up” of rent paid in cash pursuant to such Gaming/Racing Lease shall be accounted for in the fiscal quarter to which such payment relates as if such payment were originally made in such fiscal quarter.

“Consolidated Net Indebtedness” means, as at any Determination Date, (a) an amount equal to the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries (other than any such Indebtedness that has been Discharged and any Escrowed Indebtedness) on such date, in an amount that would be reflected on a balance sheet on such date prepared on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations, purchase money Indebtedness, Indebtedness evidenced by promissory notes and similar instruments and guarantees in respect of any of the foregoing (to be included only to the extent set forth in clause (iii) below), minus (b) Excess Cash, minus (c) Development Expenses (x) of the type described in clause (a) of the definition thereof and (y) to the extent paid using Unrestricted Cash or the proceeds of Indebtedness that was previously included in clause (a) of the definition thereof, of the type described in clause (b) in such definition thereof (excluding Development Expenses that consist of Unrestricted Cash that was deducted from Consolidated Net Indebtedness pursuant to clause (b) above, if any), minus (d) Indebtedness outstanding under the Bank Credit Agreement that was or will be used to finance working capital needs of Company and its Restricted Subsidiaries (as reasonably determined by Company) as of such date (provided that the aggregate principal amount of Indebtedness that may be excluded pursuant to this clause (d) shall not exceed $50.0 million); provided that (i) Consolidated Net Indebtedness shall not include (A) Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder or (B) Indebtedness of the type described in clause (5) of the definition thereof, (ii) the amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Restricted Subsidiary that is not a wholly owned Subsidiary, shall be reduced by an amount directly proportional to the amount (if any) by which Consolidated EBITDA was reduced (including through the calculation of Consolidated Net Income) in respect of such non-controlling interest in such Restricted Subsidiary owned by a Person other than the Company or any of its Restricted Subsidiaries, (iii) Consolidated Net Indebtedness shall not include guarantees, provided, however, that if and when any guarantee that does not constitute Consolidated Net Indebtedness solely as a result of this clause (iii) is demanded for payment from Company or any of its Restricted Subsidiaries, then the amount of such guarantee shall be included in such calculations of Consolidated Net Indebtedness, and (iv) the amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Subsidiary of the Company that is not a Guarantor and which Indebtedness is not guaranteed by any Obligor or Holding Company shall be reduced by an amount directly proportional to the amount by which Consolidated EBITDA was reduced due to the undistributed earnings of such Subsidiary being excluded from Consolidated Net Income pursuant to clause (8) thereof.

“Consolidated Secured Leverage Ratio” means, with respect to any Person on any Determination Date, the ratio of (a) the aggregate amount of Consolidated Net Indebtedness (or, in the case of Indebtedness issued at less than its principal amount at maturity, the accreted value thereof) of such Person and its Restricted Subsidiaries as of such Determination Date that is secured by a lien on the assets or property of such Person or any of its Restricted Subsidiaries (provided that for purposes of calculating such Consolidated Secured Leverage Ratio any Indebtedness Incurred under clause (ii) of the proviso in Section 4.09(b)(3) shall be deemed to be secured by a lien on the assets or property of the Company and its Restricted Subsidiaries) to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to such date for which internal financial reports are available, ended not more than 135 days prior to such date (the “Measurement Period”), provided that:

(1) the Consolidated Secured Leverage Ratio shall be calculated giving pro forma effect, as of the beginning of the applicable period, to any Asset Acquisition, Incurrence, repayment or redemption of Indebtedness (including the Notes), issuance or redemption of Disqualified Capital Stock, Asset Sale, designation of an Unrestricted Subsidiary as a Restricted Subsidiary or designation of a Restricted Subsidiary as an Unrestricted Subsidiary, and any execution, amendment, modification or termination of any Gaming/Racing Lease (or waiver of any provisions thereof) at any time during or subsequent to such period, but on or prior to the applicable Determination Date

(2) any Person that is a Restricted Subsidiary on such Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) shall be deemed to have been a Restricted Subsidiary at all times during such Measurement Period;

(3) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period;

(4) if the Company or any Restricted Subsidiary shall have in any manner:

(A) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) any operating business or commenced operation of any Project during such Measurement Period or after the end of such Measurement Period and on or prior to the Determination Date; or

(B) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such Measurement Period and on or prior to the Determination Date, such calculation shall be made on a pro forma basis in accordance with GAAP as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business or operation of such Project, all such transactions had been consummated or effected on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period; provided, however, that such pro forma adjustment shall give effect to any pro forma cost savings, operating expense reductions and synergies that have occurred or are reasonably expected to be initiated within the 18-month period following the consummation of the transaction, in the reasonable judgment of the chief financial officer or chief accounting officer of the Company (regardless of whether such expense or cost savings could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto); and

(5) any Indebtedness Incurred and proceeds thereof received and applied as a result of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio will be deemed to have been so Incurred, received and applied on the first day of such Measurement Period.

“Consolidated Total Assets” means as at any Determination Date with respect to any Person, the total amount of all assets of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) in accordance with GAAP, as shown in the financial statements most recently delivered pursuant to Section 4.03.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Facilities” means, with respect to any Obligor or Restricted Subsidiary, one or more debt facilities (including, without limitation, the Bank Credit Agreement), indentures or commercial paper facilities with any combination of banks, other institutional lenders or other institutional lenders or accredited or institutional investors, providing for revolving credit loans, term loans, terms debt, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), refinanced (including by means of sales of debt securities to institutional investors), modified, substituted or otherwise restructured (including, but not limited to, the inclusion of additional borrowers thereunder), in whole or in part from time to time by the same or different institutional investors or other purchasers. Without limiting the generality of the foregoing, the term “Credit Facilities” shall include agreements in respect of Interest Swap Obligations and other Hedging Obligations with lenders party to the Credit Facilities or their affiliates.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/ or the creditworthiness of the Company and/or any one or more of the Guarantors (the “Performance References”).

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate setting forth the basis of such valuation, executed by a financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Determination Date” means, with respect to any calculation, the date on or as of which such calculation is made in accordance with the terms hereof.

“Development Expenses” means, without duplication, the aggregate principal amount, not to exceed $600.0 million at any time, of (a) outstanding Indebtedness the proceeds of which, at the time of determination, are pending application and are required or intended to be used to fund and (b) amounts spent (whether funded with the proceeds of Indebtedness, cash flow or otherwise) to fund, in each case, (i) Expansion Capital Expenditures of the Company or any Restricted Subsidiary, (ii) a Development Project or (iii) interest, fees or related charges with respect to such Indebtedness; provided that (A) the

Company or the Restricted Subsidiary or other Person that owns assets subject to the Expansion Capital Expenditure or Development Project, as applicable, is diligently pursuing the completion thereof and has not at any time ceased construction of such Expansion Capital Expenditure or Development Project, as applicable, for a period in excess of 90 consecutive days (other than as a result of a force majeure event or inability to obtain requisite Gaming/Racing Licenses or authorizations by any Governmental Authority, so long as, in the case of any such Gaming/Racing Licenses or other governmental authorizations, the Company or a Restricted Subsidiary or other applicable Person is diligently pursuing such Gaming/Racing Licenses or authorizations by any Governmental Authority), (B) no such Indebtedness or funded costs shall constitute Development Expenses with respect to an Expansion Capital Expenditure or a Development Project from and after the end of the first full fiscal quarter after the completion of construction of the applicable Expansion Capital Expenditure or Development Project or in the case of a Development Project or Expansion Capital Expenditure that was not open for business when construction commenced, from and after the end of the first full fiscal quarter after the date of opening of such Development Project or Expansion Capital Expenditure, if earlier, and (C) in order to avoid duplication, it is acknowledged that to the extent that the proceeds of any Indebtedness referred to in clause (a) above have been applied (whether for the purposes described in clauses (i), (ii) or (iii) above or any other purpose), such Indebtedness shall no longer constitute Development Expenses under clause (a) above (it being understood, however, that any such application in accordance with clauses (i), (ii), or (iii) above shall, subject to the other requirements and limitations of this definition, constitute Development Expenses under clause (b) above).

“Development Project” means Investments in, or expenditures with respect to, directly or indirectly, (a) any Joint Ventures or Unrestricted Subsidiaries in which the Company or any of its Restricted Subsidiaries, directly or indirectly, has control or with whom it has a management, development or similar contract (or an agreement to enter into such a management, development or similar contract) and, in the case of a Joint Venture, in which the Company or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interests of such Joint Venture, or (b) casinos, “racinos,” full-service casino resorts, non-gaming resorts, entertainment or retail developments, distributed gaming applications or taverns or Persons that own casinos, “racinos,” full-service casino resorts, non-gaming resorts , entertainment or retail developments, distributed gaming applications or taverns (including casinos, “racinos,” full-service casino resorts, non-gaming resorts , entertainment or retail developments, distributed gaming applications or taverns in development or under construction that are not presently open or operating) with respect to which the Company or any of its Restricted Subsidiaries will directly manage the development thereof or (directly or indirectly through Subsidiaries) the Company or any of its Restricted Subsidiaries has entered into a management, development or similar contract (or an agreement to enter into such a management development or similar contract) and such contract remains in full force and effect at the time of such Investment or expenditure, though it may be subject to regulatory approvals, in each case, used to finance, or made for the purpose of allowing such Joint Venture, Unrestricted Subsidiary, casino, “racino,” full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application or tavern as the case may be, to finance, the purchase or other development, acquisition or construction of any fixed or capital assets or the refurbishment of existing assets or properties that develops, adds to or improves the property of such Joint Venture, Unrestricted Subsidiary, casino, “racino,” full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application, tavern and assets ancillary or related thereto (including, without limitation, hotels, restaurants and other similar projects), or the construction and development of a casino, “racino,” full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application, tavern or assets ancillary or related thereto (including, without limitation, hotels restaurants and other similar projects) and including Pre-Opening expenses with respect to such Joint Venture, Unrestricted Subsidiary, casino, “racino,” full-service casino resort, non-gaming resort, entertainment or retrial development, distributed gaming application, tavern and other fees and payments to be made to such Joint Venture, Unrestricted Subsidiary or the owners of such casino, “racino,” full-service casino resort or non-gaming resort, entertainment or retail development, distributed gaming application or tavern.

“Discharged” means Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness at maturity or as it becomes due or irrevocably called (or conditionally called, subject to the proviso below or if all conditions have been satisfied or waived) for redemption or purchase, or otherwise for which the deposit of an amount sufficient to satisfy any obligation to purchase such Indebtedness has been made (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that the Indebtedness shall be deemed Discharged if the payment or deposit of all amounts required for defeasance or discharge or redemption or purchase or other satisfaction thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within 95 days after such prepayment or deposit (and “Discharge” has a corresponding meaning).

“Disqualification” means, with respect to any Person:

(a) the failure of such Person to timely file pursuant to applicable Gaming/Racing Laws (i) any application required of such Person by any Gaming/Racing Authorities in connection with any licensing or approval required of such Person as a lender to, or noteholder of, the Company pursuant to applicable Gaming/Racing Laws or (ii) any application or other papers, in each case, required by any Gaming/Racing Authority in connection with a determination by such Gaming/Racing Authority of the suitability of such Person as a lender to, or noteholder of, the Company;

(b) the withdrawal by such Person (except where requested or permitted by any Gaming/Racing Authority) of any such application or other required papers;

(c) any final determination by a Gaming/Racing Authority pursuant to applicable Gaming/Racing Laws (i) that such Person is “unsuitable” as a lender to, or noteholder of, the Company, (ii) that such Person shall be “disqualified” as a lender to, or noteholder of, the Company or (iii) denying the issuance to such Person of a license or finding of suitability or other approval or waiver; or

(d) such Person has otherwise failed to obtain a license or finding of “suitability” or other approval required by a Gaming/Racing Authority pursuant to applicable Gaming/Racing Laws which failure results in a material adverse effect on the Company and/or any Restricted Subsidiary.

“Disqualified Capital Stock” means any Capital Stock which by its terms (or by the terms of any security into which it is, by its terms, convertible or for which it is, by its terms, exchangeable at the option of the Holder thereof), or upon the happening of any specified event (other than a Change of Control), is required to be redeemed or is redeemable (at the option of the Holder thereof) at any time prior to the earlier of the repayment of all Notes or the stated maturity of the Notes or is exchangeable at the sole option of the Holder (except upon a Change of Control) thereof for Indebtedness at any time prior to the earlier of the repayment of all Notes or the stated maturity of the Notes.

“Equity Holder Disqualification” means, with respect to any Person:

(a) the failure of such Person to timely file pursuant to applicable Gaming/Racing Laws (i) any application required of such Person by any Gaming/Racing Authorities in connection with any licensing or approval required of such Person as a holder of any Equity Interests in the Company or any parent company or any Subsidiary thereof, or as an officer, manager, director, partner, member or shareholder of any of the foregoing, pursuant to applicable Gaming/Racing Laws or (ii) any application or other papers, in each case, required by any Gaming/Racing Authority in connection with a determination by such Gaming/Racing Authority of the suitability of such Person as a holder of any Equity Interests in the Company or any parent company or any Subsidiary thereof, or as an officer, manager, director, partner, member or shareholder of any of the foregoing;

(b) the withdrawal by such Person (except where requested or permitted by any Gaming/Racing Authority) of any such application or other required papers;

(c) any final determination by a Gaming/Racing Authority pursuant to applicable Gaming/Racing Laws (i) that such Person is “unsuitable” as a holder of any Equity Interests in the Company or any parent company or any Subsidiary thereof, or as an officer, manager, director, partner, member or shareholder of any of the foregoing, (ii) that such Person shall be “disqualified” as a holder of any Equity Interests in the Company or any parent company or any Subsidiary thereof, or as an officer, manager, director, partner, member or shareholder of any of the foregoing or (iii) denying the issuance to such Person of a license or finding of suitability or other approval or waiver; or

(d) such Person has otherwise failed to obtain a license or finding of “suitability” or other approval required by a Gaming/Racing Authority pursuant to applicable Gaming/Racing Laws which failure results in a material adverse effect on the Company and/or any Restricted Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Qualified Capital Stock.

“Euroclear” means Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear system.

“Escrowed Indebtedness” means Indebtedness issued in escrow pursuant to customary escrow arrangements pending the release thereof.

“Estimated Business Interruption Insurance” means an estimate of the amount (determined in good faith by senior management of the Company, notwithstanding the failure of any designation by applicable insurance carriers as to how much of any expected recovery is attributable to business interruption coverage as opposed to other types of coverage) of business interruption insurance Company expects to collect with respect to any applicable period; provided that such amount (a) shall not be taken in account for any period after two (2) years following the date of the event giving rise to the claim under the relevant business interruption insurance, and (b) shall not exceed the sum of (i) the excess of (A) such property’s historical quarterly Consolidated EBITDA for the period most recently ended prior to such date for which internal financial reports are available for that property ending prior to the date of the business interruption (or annualized if such property has less than four (4) full quarters of operations) over (B) the actual Consolidated EBITDA generated by such property for such period, and (ii) the amount of insurance proceeds not reflected in clause (i) that Company expects to collect as a reimbursement in respect of expenses incurred at that property with respect to such period (provided that the amount included pursuant to this clause (ii) shall not exceed the amount of the other expenses incurred at that property that are actually included in calculating Company and its Restricted Subsidiaries’ consolidated earnings for such applicable period).

“Event of Default” means the occurrence of any of the events described in Section 6.01 hereof after giving effect to any applicable grace periods or notice requirements.

“Excess Cash” means the cash and Cash Equivalents of the Company and its Restricted Subsidiaries; provided, however, that in the event that Excess Cash is less than zero, Excess Cash shall be deemed to be zero.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds received by the Company or its Restricted Subsidiaries from the sale (other than (i) to a Subsidiary of the Company or its Restricted Subsidiaries or (ii) to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or its Restricted Subsidiaries) of Equity Interests (other than Disqualified Capital Stock) of the Company or its Restricted Subsidiaries in each case (x) not including any amounts included in Section 4.07(b)(3)(A) and (y) to the extent designated as Excluded Contributions by the Company or its Restricted Subsidiaries, pursuant to an Officers’ Certificate delivered to the Trustee, within one hundred and eighty (180) days after the date such capital contributions are made, such dividends, distributions, fees or other payments are paid, or the date such Equity Interests are sold, as the case may be.

“Expansion Capital Expenditures” means any capital expenditure by the Company or any of its Restricted Subsidiaries in respect of the purchase, construction, development or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that, in the Company’s reasonable determination, adds to or improves (or is reasonably expected to add to or improve) the property of the Company and its Restricted Subsidiaries, excluding capital expenditures made in the ordinary course made to maintain, repair, restore or refurbish the property of the Company and its Restricted Subsidiaries in its then existing state or to support the continuation of such Person’s day to day operations as then conducted.

“Fertitta Family Entity” means any trust or entity one hundred percent (100%) owned and controlled by or established for the sole benefit of, or the estate of, any of Frank J. Fertitta III or Lorenzo J. Fertitta or their spouses or lineal descendants (including, without limitation, adopted children and their lineal descendants).

“Fertitta Holder” means (a) Frank J. Fertitta III or Lorenzo J. Fertitta or any of their spouses or lineal descendants (including, without limitation, adopted children and their lineal descendants) or (b) a Fertitta Family Entity.

“Foreign Subsidiary” means each Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof, or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of this Indenture shall utilize GAAP as in effect as of the Issue Date. Notwithstanding anything to the contrary herein, (a) any Permitted Lease and any Gaming/Racing Lease and any guarantees or support agreements in respect thereof shall not constitute Indebtedness or a capital lease, a financing lease or a Capitalized Lease Obligation (or terms of similar effect) regardless of how such Permitted Lease or Gaming/Racing Lease or guarantee or support agreement in respect thereof may be treated under GAAP, (b) any payments in connection with such Permitted Lease or Gaming/Racing Lease or guarantee or support agreement in respect thereof shall not constitute consolidated interest expense or consolidated cash interest expense of the Company or its Restricted Subsidiaries and (c) Consolidated Net Income shall be calculated by deducting, without duplication of amounts otherwise deducted, rent, insurance, property taxes and other amounts and expenses actually paid in cash under Permitted Leases, including Gaming/Racing Leases and guarantees or support agreements in respect thereof in the applicable period, and no other deductions in calculating Consolidated Net Income shall occur as a result of imputed interest, amounts under any Permitted Lease or Gaming/Racing Lease or guarantee or support agreement in respect thereof not paid in cash during the relevant period or other non-cash amounts incurred in respect of any Permitted Lease or Gaming/Racing Lease or guarantee or support agreement in respect thereof; provided that any “true-up” of rent paid in cash pursuant to any Permitted Lease shall be accounted for in the fiscal quarter to which such payment relates as if such payment were originally made in such fiscal quarter. Notwithstanding anything to the contrary in this Indenture or any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated (provided that until such disposition shall have been consummated, notwithstanding anything to the contrary in this Indenture, the anticipated proceeds of such disposition (and use thereof, including any repayment of Indebtedness therewith) shall not be included in any calculation hereunder).

“Gaming/Racing Approval” means any and all approvals, authorizations, permits, consents, rulings, orders or directives of any governmental authority (including, without limitation, any Gaming/Racing Authority) (a) necessary to enable the Company or any of its Restricted Subsidiaries to engage in, operate or manage the casino, gambling, sports betting, dog racing, horse racing or gaming business or otherwise continue to conduct, operate or manage such business substantially as is presently conducted, operated or managed or contemplated to be conducted, operated or managed following the Issue Date, (b) required by any Gaming/Racing Law or (c) necessary as is contemplated on the Issue Date to accomplish the financing and other transactions contemplated hereby.

“Gaming/Racing Authority” means any governmental authority with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise, sports betting business or enterprise, dog racing business or enterprise, or horse racing business or enterprise or any Gaming/Racing Facility (including, without limitation, the following as of the Issue Date: the Nevada Gaming Commission and the Nevada State Gaming Control Board), or with regulatory, licensing or permitting authority or jurisdiction over any gaming or racing operation (or proposed gaming or racing operation) owned, managed, leased or operated by the Company or any of its Restricted Subsidiaries.

“Gaming/Racing Facility” means any gaming establishment and other property or assets ancillary thereto or used in connection therewith, including, without limitation, any casinos, hotels, resorts, race tracks, off-track wagering sites, sportsbook, theaters, parking facilities, recreational vehicle parks, timeshare operations, video lottery, video gaming, retail shops, restaurants, other buildings, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and related equipment and including any internet, interactive, online, virtual or social gaming-related assets, operations, technology or platforms.

“Gaming/Racing Law” means all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming/Racing Facilities (including, without limitation, card club casinos and pari mutuel race tracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming/Racing Authority possesses regulatory, licensing or permit authority over gambling, gaming, racing or Gaming/Racing Facility activities conducted, operated or managed by the Company or any of its Restricted Subsidiaries within its jurisdiction; (b) Gaming/Racing Licenses; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming/Racing Authority.

“Gaming/Racing License” means any Gaming/Racing Approval or other casino, gambling, dog racing, horse racing or gaming license issued by any Gaming/Racing Authority covering any Gaming/Racing Facility.

“Global Note” means a permanent global note in registered form deposited with the Trustee, as a custodian for The Depository Trust Company or any other designated depositary, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(1), 2.06(d)(2) or 2.06(d)(3) hereof.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Government Securities” means marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within 12 months from the date of acquisition thereof by any Obligor or any Restricted Subsidiary.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, all Gaming/Racing Authorities.

“Guarantee” means a guarantee by a Guarantor of the Obligations of the Company arising under or in connection with the Notes.

“Guarantor” means each Subsidiary of the Company that is a guarantor under the Bank Credit Agreement, in each case which has guaranteed the obligations of the Company arising under or in connection with the Notes as required by this Indenture; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means any agreement (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swap option, currency option or any other similar agreement (including any option to enter into any of the foregoing) and is designed to protect any Company against fluctuations in interest rates, currency exchange rates, commodity prices, or similar risks (including any applicable interest rate protection agreement). For the avoidance of doubt, the term “Hedging Obligations” includes, without limitation, any call options, warrants and capped calls entered into as part of, or in connection with, an issuance of convertible or exchangeable debt by the Company or its Restricted Subsidiaries.

“Holdco” means Station Holdco LLC, a Delaware limited liability company, and any successor or assignee thereof.

“Holdco LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of Holdco, dated as of April 28, 2016.

“Holder” means a Person in whose name a Note is registered on the books of the Registrar.

“Holding Company” means Holdco and each other Person that owns a direct or indirect interest in any such Holding Company.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Incur” means, with respect to any Indebtedness of any Person or any Lien, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or Lien or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness on the balance sheet of such Person (and “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings correlative to the foregoing).

“Indebtedness” means with respect to any Person, without duplication, whether contingent or otherwise,

(1) any obligations for money borrowed;

(2) any obligation evidenced by bonds, debentures, notes, or other similar instruments;

(3) Letter of Credit Obligations and obligations in respect of other similar instruments;

(4) any obligations to pay the deferred purchase price of property or services, including Capitalized Lease Obligations (it being understood that the obligations of such Person under any Permitted Lease shall not constitute Indebtedness);

(5) the maximum fixed redemption or repurchase price of Disqualified Capital Stock;

(6) Indebtedness of other Persons of the types described in clauses (1) through (5) above, secured by a Lien on the assets of such Person or its Restricted Subsidiaries, valued, in such cases where the recourse thereof is limited to such assets, at the lesser of the principal amount of such Indebtedness or the fair market value of the subject assets;

(7) Indebtedness of other Persons of the types described in clauses (1) through (5) above, guaranteed by such Person or any of its Restricted Subsidiaries; and

(8) the net obligations of such Person under Hedging Obligations and Interest Swap Obligations,

provided that the amount of any Indebtedness at any date shall be calculated as the outstanding balance of all unconditional obligations and the maximum liability supported by any contingent obligations at such date.

Notwithstanding the foregoing, “Indebtedness” shall not be construed to include (a) Permitted Non-Recourse Guarantees and completion guarantees, (b) the pledge of the Equity Interests in any Unrestricted Subsidiary, Subsidiary that is not a Guarantor or Joint Venture to secure Indebtedness or other obligations of any Unrestricted Subsidiary, Subsidiary that is not a Guarantor or Joint Venture and/or any Permitted Non-Recourse Guarantees, (c) Gaming/Racing Leases (and any guarantee or support arrangement in respect thereof), (d) casino “chips” and gaming winnings of customers or (e) trade payables, deferred payments in respect of services by employees, benefit plans, cash management obligations credit on open account, accrued liabilities, provisional credit, daylight overdrafts or similar items. For purposes of this definition, the “maximum fixed redemption or repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were repurchased on the date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the Board of the issuing Person. Unless otherwise specified in this Indenture, the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $500,000,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not also a QIB.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Interest Swap Obligations” means the net obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap, collar or floor transaction or other interest rate Hedging Obligation.

“Investment” by any Person means, without duplication, any direct or indirect:

(1) loan, advance or other extension of credit or capital contribution (valued at the fair market value thereof as of the date of contribution or transfer), (by means of transfers of cash or other property or services for the account or use of other Persons, or otherwise, other than a Permitted Lien under clause (15) of the definition of “Permitted Liens”);

(2) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness);

(3) guarantee or assumption of any Indebtedness of any other Person (except for any assumption of Indebtedness for which the assuming Person receives consideration at the time of such assumption in the form of property or assets with a fair market value at least equal to the principal amount of the Indebtedness assumed); and

(4) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

Notwithstanding the foregoing, the purchase or acquisition of any securities, Indebtedness or Productive Assets of any other Person solely with Qualified Capital Stock shall not be deemed to be an Investment. The term “Investments” shall also exclude extensions of trade credit and advances to customers and suppliers to the extent made in the ordinary course of business on ordinary business terms. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined in good faith by management of the Company or the affected Restricted Subsidiary, as applicable. Unless otherwise required by this Indenture, the amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs subsequent to the date such Investment is made with respect to such Investment. The receipt of interest paid in kind with respect to any outstanding Investment shall not constitute an additional Investment. For purposes of the definition of “Unrestricted Subsidiary” and the definition of Permitted Investments, “Investment” shall include the portion (proportionate to the Company’s Equity Interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time of designation of such Subsidiary as an Unrestricted Subsidiary (excluding any Subsidiaries designated as Unrestricted Subsidiaries on the Issue Date); provided, however, that upon the revocation of a Subsidiary that was designated as an Unrestricted Subsidiary after the Issue Date, the amount of outstanding Investments in Unrestricted Subsidiaries shall be deemed to be reduced by the lesser of (x) the fair market value of such Subsidiary at the time of such revocation and (y) the amount of Investments in such Subsidiary deemed to have been made (directly or indirectly) at the time of, and made (directly or indirectly) since, the designation of such Subsidiary as an Unrestricted Subsidiary.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P or an equivalent rating by any other Rating Agency.

“Investment Grade Status” means any time at which the ratings of the Notes by each of Moody’s (or any successor to the rating agency business thereof) and S&P (or any successor to the rating agency business thereof) are Investment Grade Ratings.

“Issue Date” means March 14, 2024.

“Joint Venture” means any Person, other than an individual or a Wholly Owned Subsidiary of the Company, in which the Company or a Restricted Subsidiary of the Company (directly or indirectly) holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law (including, without limitation, any Gaming/Racing Law).

“Letter of Credit Obligations” means Obligations of an Obligor arising under or in connection with letters of credit.

“Lien” means, with respect to any assets, any mortgage, lien, pledge, charge, security interest or other similar encumbrance (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof). In no event shall an operating Lease or any Gaming/Racing Lease (or any guarantee or support arrangement in respect thereof) be deemed to constitute a Lien.

“Limited Condition Transaction” means (a) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise), (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Capital Stock or preferred stock requiring notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (c) any repurchase of Equity Interests, dividend or other distribution requiring notice in advance thereof.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/ or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM EBITDA” means Consolidated EBITDA of the Company measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available (which may be internal financial statements), in each case with such pro forma adjustments giving effect to such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Leverage Ratio.”

“Moody’s” means Moody’s Investors Services, Inc., and any successor to its rating agency business.

“Native American Investments” means any Investment made pursuant to any management, construction, development, support or similar agreement by and between the Company or any of its Subsidiaries or Affiliates and a Native American tribe or instrumentality thereof.

“Native American Subsidiary” means each Subsidiary of the Company that is engaged exclusively in the business of managing, constructing, developing, servicing, and otherwise supporting gaming, lodging and other related businesses under the auspices of a Native American tribe, band or other forms of government and does not own any interest in any principal property of the Company or any Equity Interests in any Person that is not itself a Native American Subsidiary.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by any Obligor or Restricted Subsidiary from such Asset Sale, net of:

(1) reasonable out-of-pocket expenses, fees and other direct costs relating to such Asset Sale (including, without limitation, brokerage, legal, accounting and investment banking fees and sales commissions);

(2) taxes, or tax distributions, paid or payable after taking into account any reduction in tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness (other than any intercompany Indebtedness) that is required by the terms thereof to be repaid or pledged as cash collateral, or the holders of which otherwise have a contractual claim that is legally superior to any claim of the holders (including a restriction on transfer) to the proceeds of the subject assets, in connection with such Asset Sale;

(4) amounts required to be paid to any Person (other than any Obligor or Restricted Subsidiary) owning a beneficial interest in the subject property; and

(5) appropriate amounts to be provided by any applicable Obligor or Restricted Subsidiary, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by any applicable Obligor or Restricted Subsidiary including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and any reserve for adjustment to the sale price received in such Asset Sale for so long as such reserve is held.

“North Fork Project” means the development by SC Madera Development, LLC of Native American gaming opportunities pursuant to the Third Amended and Restated Development Agreement, dated as of November 7, 2023 (as amended from time to time) among the North Fork Rancheria of Mono Indians, the North Fork Rancheria Economic Development Authority and SC Madera Development, LLC, a California limited liability company, and the management by SC Madera Management, LLC of any Native American gaming enterprise so developed pursuant to the Third Amended and Restated Management Agreement, dated as of November 7, 2023 (as amended from time to time) among the North Fork Rancheria of Mono Indians, the North Fork Rancheria Economic Development Authority and SC Madera Management, LLC, a California limited liability company.

“Net Short” means, with respect to a holder or beneficial owner, as of a Determination Date, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such Determination Date or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company or any Guarantor immediately prior to such Determination Date.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, whether absolute or contingent, payable under the documentation governing any Indebtedness.

“Obligor” means the Company or any Guarantor, and any successor obligor upon the Notes and the Guarantees, respectively.

“Offering Memorandum” means the final offering memorandum, dated March 7, 2024, relating to the issuance of the Notes.

“Officer” means, (i) with respect to any Person that is a corporation, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, the Assistant Secretary or any Vice-President of such Person and (ii) with respect to any other Person, the individuals selected by the Board or corresponding governing or managing body of such Person to perform functions similar to those of the officers listed in clause (i).

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 13.05 hereof.

“Opinion of Counsel” means a written opinion from legal counsel that meets the requirements of Sections 13.04 and 13.05 hereof. The counsel may be an employee of or counsel to the Company or such other counsel reasonably satisfactory to the Trustee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means any business of the type in which the Company and its Restricted Subsidiaries are engaged or proposed to be engaged on the Issue Date, or any business or activities reasonably related, incidental or ancillary thereto ((including assets, activities or businesses complementary thereto) and reasonable extensions, expansions and developments thereof).

“Permitted Holder” means (i) one or more Fertitta Holders and (ii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Issue Date) of which any of the foregoing is a member and any member of such group; provided that, in the case of such group and any member of such group and without giving effect to the existence of such group or any other group, no Person or other group (other than the Permitted Holders specified in clause (i) of this definition) owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Company held by such group.

“Permitted Investments” means, without duplication, each of the following:

(1) Investments in cash (including deposit accounts with major commercial banks) and Cash Equivalents (including any Investments that were Cash Equivalents at the time made);

(2) Investments by the Company or a Restricted Subsidiary in the Company or any Restricted Subsidiary or any Person that is or will immediately become upon giving effect to such Investment, or as a result of which, such Person is merged, consolidated, amalgamated or liquidated into, or conveys substantially of all its assets or all of a division or line of business to, an Obligor or a Restricted Subsidiary;

(3) Investments and commitments to make Investments existing or pursuant to agreements or arrangements in effect on the Issue Date and any Investments received in respect thereof;

(4) accounts receivable created or acquired in the ordinary course of business of the Company or any Restricted Subsidiary on ordinary business terms;

(5) Investments arising from transactions by the Company or a Restricted Subsidiary with trade creditors, contract parties, lessees, suppliers or customers in the ordinary course of business (including any such Investment received pursuant to any plan of reorganization or similar arrangement pursuant to the bankruptcy or insolvency of such trade creditors, contract parties, lessees or customers or otherwise in settlement of a claim or Investments required by the Company as a result of a foreclosure by the Company or any of the Subsidiaries);

(6) Investments made as the result of consideration received from an Asset Sale (or transfer or disposition not constituting an Asset Sale) that was made pursuant to and in compliance with Section 4.10 hereof;

(7) loans and advances to the parent of the Company and the Holding Companies (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to the parent of the Company and the Holding Companies in accordance with this Indenture;

(8) Hedging Obligations and Interest Swap Obligations otherwise in compliance with this Indenture;

(9) any guarantee of Indebtedness permitted by Section 4.09 hereof;

(10) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(11) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment, contract rights, intellectual property or licenses or leases of intellectual property, in any case, in the ordinary course of business;

(12) Investments the payment of which consists of Equity Interests of the Company or any direct or indirect parent of the Company (exclusive of Disqualified Capital Stock) or proceeds from the sale of such Equity Interests; provided that such Equity Interests will not increase the amount available for Investments under Section 4.07(b)(3);

(13) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding (after giving effect to any such Investments that are returned to the Company or any Subsidiary that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (13) in such Person), not to exceed the greater of (x) $975.0 million and (y) 135.0% of LTM EBITDA;

(14) any Investment if after giving effect to such Restricted Payment, the Consolidated Leverage Ratio of the Company on a pro forma basis is less than 6.00 to 1.00;

(15) Investments consisting of loans or advances to officers, directors, managers and employees for (i) moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business in an aggregate principal amount outstanding at any time not to exceed the greater of (x) $20.0 million and (y) 3.0% of LTM EBITDA calculated at the time of determination on a pro forma basis for the period most recently ended, (ii) in connection with the purchase of Equity Interests in the Company or any Holding Company (provided that the amount of such loans and advances shall be contributed to the Company in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under clauses (ii) and (iii) shall not exceed the greater of (x) $20.0 million and (y) 3.0% of LTM EBITDA calculated at the time of determination on a pro forma basis for the period most recently ended;

(16) guarantees consisting of Support Agreements of the Company and its Restricted Subsidiaries;

(17) Native American Investments in an amount up to $75 million in any fiscal year; provided, however, that, if the aggregate amount of such Native American Investments made in any fiscal year is less than $75 million, such amount may be carried over once to be available for such Native American Investments in the next succeeding fiscal year; and provided, further, that, in addition to the foregoing, payments according to existing contractual arrangements with any Native American tribe may be made pursuant to existing contractual arrangements, such additional payments not to exceed $87.5 million in the aggregate;

(18) Investments of a Restricted Subsidiary acquired after the Issue Date or of a Person merged, amalgamated or consolidated with or into the Company or a Restricted Subsidiary, in each case, in accordance with Article V to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence (or were committed) on the date of such acquisition, merger, amalgamation or consolidation;

(19) Investments consisting of payments by the Company or Restricted Subsidiary to an Unrestricted Subsidiary pursuant to any Related Party Agreements;

(20) the occurrence of a Reverse Trigger Event under any applicable Transfer Agreement;

(21) Guarantees by the Company or any Restricted Subsidiary of (i) operating leases (other than Capitalized Lease Obligations) or Permitted Leases, including Gaming/Racing Leases, or (ii) of other obligations that do not constitute Indebtedness, entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(22) Permitted Non-Recourse Guarantees and completion guarantees and the granting of Liens on the Equity Interests of Unrestricted Subsidiaries, Subsidiaries that are not Guarantors and Joint Ventures to secure Indebtedness and other obligations of Unrestricted Subsidiaries, Subsidiaries that are not Guarantors and Joint Ventures and Permitted Non-Recourse Guarantees;

(23) Investments in the North Fork Project not to exceed an aggregate amount of $50.0 million per fiscal year;

(24) Investments in any partnership, Joint Venture, limited liability company or similar entity (other than any Unrestricted Subsidiary) relating to any Person engaged in a Permitted Business of which the Company or its Restricted Subsidiaries (i) is a controlling general partner or otherwise controls such entity or (ii) enter into a management agreement, operating agreement or other similar agreement with respect to the management of such Person;

(25) Investments in Permitted Businesses taken together with all other Investments made pursuant to this clause (25) that are at that time outstanding not to exceed the sum of (i) the greater of $150.0 million and 20.0% of LTM EBITDA calculated at the time of determination on a pro forma basis for such period most recently ended (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (ii) any investment returns on such date plus (iii) any reduction in the amount of such Investments as provided in the definition of “Investments”;

(26) Investments made pursuant to obligations entered into when the Investment would have been permitted hereunder;

(27) Investments in Joint Ventures or non-Wholly Owned Subsidiaries of the Company or any of its Restricted Subsidiaries taken together with all other Investments made pursuant to this clause (27) that are at that time outstanding, not to exceed the sum of (i) (x) the greater of (a) $262.5 million and (b) 35.0% of LTM EBITDA of the Company (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), minus (y) the amount of Investments made under clause (28) below on or prior to the Determination Date plus (ii) any investment returns on such date plus (iii) any reduction in the amount of such Investments as provided in the definition of “Investments”;

(28) Investments in Unrestricted Subsidiaries taken together with all other Investments made pursuant to this clause that are at that time outstanding not to exceed the sum of (i) (x) the greater of (a) $262.5 million and (b) 35.0% of LTM EBITDA of the Company at the time of determination for the period most recently ended in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), minus (y) the amount of Investments made under clause (27) above on or prior to the Determination Date plus (ii) any investment returns on such date plus (iii) any reduction in the amount of such Investments as provided in the definition of “Investments;

(29) any Investment (i) deemed to exist as a result of a Person distributing a note or other intercompany debt or other property to a parent of such Person (to the extent there is no cash consideration or services rendered for such note or other property) and (ii) consisting of intercompany current liabilities as incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Company and its Subsidiaries;

(30) any Investment in any Subsidiary of the Company or any Joint Venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(31) the sale or transfer of assets to the extent permitted under Section 5.01;

(32) extensions of trade credit (including to gaming customers) and prepayments of expenses in the ordinary course of business;

(33) as permitted under Section 4.07;

(34) Investments required by a Gaming/Racing Authority or made in lieu of payment of a tax or in consideration of a reduction in tax;

(35) advances of payroll payments to employees of the Company and the Restricted Subsidiaries in the ordinary course of business; and

(36) Investments resulting from pledges or deposits (i) with respect to leases or utilities provided to third parties in the ordinary course of business or (ii) constituting Permitted Liens.

(37) Any investment in any Person other than the Company or Restricted Subsidiaries that is otherwise permitted by the definition of “Permitted Investments” may be made through intermediate Investments in Restricted Subsidiaries and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to the definition of “Permitted Investments.” The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof

“Permitted Lease” or “Gaming/Racing Lease” means any lease granting the Company or any of its Restricted Subsidiaries the right (whether in connection with an acquisition or sale and leaseback transaction) to occupy and use real property, vessels or similar assets for, or in connection with a Permitted Business, including, for the avoidance of doubt, leases entered into for the purpose of the Company or any of its Restricted Subsidiaries to acquire (including pursuant to a sale and leaseback transaction) the right to occupy and use real property, vessels or similar assets for, or in connection with, the construction, development or operation of Gaming/Racing Facilities or any other recreation, retail, hospitality and entertainment facilities, marinas, vessels, barges, ships and related equipment and improvements.

“Permitted Liens” means:

(1) Liens in favor of the Company or any Restricted Subsidiary;

(2) Liens on property of a Person (or its Subsidiaries) existing at the time such Person is acquired and becomes a Restricted Subsidiary or is merged into, amalgamated with or consolidated with the Company or a Restricted Subsidiary; provided that such Liens were not Incurred in anticipation of such acquisition, merger or consolidation (other than as permitted pursuant to Section 4.09(b)(20)) and do not extend to any assets other than those of the acquired Person or the Person merged into or consolidated with the Company or such Restricted Subsidiary (other than improvements and attachments thereon, accession thereto and proceeds thereof), as applicable;

(3) Liens on property existing at the time of acquisition thereof by any Obligor or Restricted Subsidiary; provided that such Liens were not Incurred in anticipation of such acquisition;

(4) Liens Incurred to secure Indebtedness (and customary obligations related thereto) permitted by of Section 4.09(b)(6), attaching to or encumbering only the subject assets and directly related property such as proceeds (including insurance proceeds) and products thereof and accessions, replacements and substitutions thereof (it being understood that all Indebtedness to a single lender shall be considered to be a single purchase money obligation or Capitalized Lease Obligation, whether drawn at one time or from time to time and individual financings provided by one lender may be cross-collateralized to other financings provided by such lender);

(5) Liens to secure the performance of tenders, statutory obligations, surety customs or appeal bonds, performance bonds, bids, leases, government contracts, trade contracts, rental obligations, utility services, performance and return of money bonds or other obligations of a like nature incurred in the ordinary course of business, including Liens securing letters of credit issued in the ordinary course of business consistent with industry practice in connection therewith;

(6) Liens created by “notice” or “precautionary” filings in connection with operating leases or other transactions pursuant to which no Indebtedness is Incurred by the Company or any Restricted Subsidiary including consignment of goods entered into in the ordinary course of business;

(7) Liens to secure Indebtedness (and customary obligations related thereto) permitted by clause (3) of the definition of “Permitted Indebtedness”;

(8) Liens existing on the Issue Date (other than Liens described in clause (7) above);

(9) Liens for taxes, assessments or governmental charges or claims (including, without limitation, Liens securing the performance of workers compensation, social security, or unemployment insurance obligations) that are not yet delinquent, not yet overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10) Liens on shares of any equity security or any warrant or option to purchase an equity security or any security which is convertible into an equity security issued by any Obligor or Restricted Subsidiary that holds, directly or indirectly through a holding company or otherwise, a license under any applicable Gaming/Racing Laws; provided that this clause (10) shall apply only so long as such Gaming/Racing Laws provide that the creation of any restriction on the disposition of any of such securities shall not be effective and, if such Gaming/Racing Laws at any time cease to so provide, then this clause (10) shall be of no further effect;

(11) Liens on securities constituting “margin stock” within the meaning of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System, to the extent that (i) prohibiting such Liens would result in the classification of the obligations of the Company under the Notes as a “purpose credit” and (ii) the Investment by any Obligor or Restricted Subsidiary in such margin stock is permitted by this Indenture;

(12) Liens securing Permitted Refinancing Indebtedness (and customary obligations related thereto); provided that any such Lien attaches only to the assets encumbered by the predecessor Indebtedness (other than improvements and attachments thereon, accession thereto and proceeds thereof) (and customary obligations related thereto), unless the Incurrence of such Liens is otherwise permitted under this Indenture;

(13) Liens securing stay and appeal bonds or Liens in connection with any judgment, decree, order or award not giving rise to an Event of Default under clause (5) of Section 6.01;

(14) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, maritime and other Liens imposed by law incurred in the ordinary course of business, in respect of obligations that are not yet delinquent for a period of more than 90 days, are bonded or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that adequate reserves shall have been established therefor in accordance with GAAP;

(15) easements, rights-of-way, restrictions (including zoning restrictions), reservations, covenants, encroachments, subdivision maps, protrusions and other similar charges or encumbrances and minor title deficiencies on or in respect of real property which do not, individually or in the aggregate, materially interfere with the conduct of business by the Company and its Restricted Subsidiaries taken as a whole;

(16) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted to be incurred hereunder;

(17) Liens upon specific items of inventory or equipment and proceeds thereof, Incurred to secure obligations in respect of bankers’ acceptances issued or created for the account of any Obligor or Restricted Subsidiary in the ordinary course of business to facilitate the purchase, shipment, or storage of such inventory or equipment;

(18) Liens securing Letter of Credit Obligations permitted to be Incurred hereunder Incurred in connection with the purchase of inventory or equipment by an Obligor or Restricted Subsidiary in the ordinary course of business and secured only by such inventory or equipment, the documents issued in connection therewith and the proceeds thereof;

(19) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(20) Liens in favor of the Trustee arising under this Indenture;

(21) Liens securing Interest Swap Obligations or Hedging Obligations that are permitted under this Indenture;

(22) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Restricted Subsidiary;

(23) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money and capitalized leases), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(24) leases, licenses, subleases or sublicenses granted to others which do not materially interfere with the business of the Company and its Restricted Subsidiaries taken as a whole;

(25) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(26) Liens (i) on cash, earnest money deposits or escrows in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 4.07 and to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer or otherwise dispose of any property in a transaction permitted under Section 4.10;

(27) any interest or title of a lessor under leases entered into by the Company or any of the Restricted Subsidiaries (in their capacities as lessee) in the ordinary course of business;

(28) Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement and (ii) that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of the Company or any of the Restricted Subsidiaries in the ordinary course of business;

(29) Liens deemed to exist in connection with Investments in repurchase agreements; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(30) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Company or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, however, that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(31) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;

(32) Liens solely on any cash earnest money deposits or escrows made by the Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(33) Liens securing customary cash management obligations not otherwise prohibited by this Indenture;

(34) Liens incurred by the Company or any Restricted Subsidiary with respect to obligations that do not exceed the greater of (x) $500.0 million at any one time outstanding and (y) 50.0% of LTM EBITDA;

(35) Liens incurred by the Company or any Restricted Subsidiary with respect to obligations that do not exceed the greater of (x) $4.00 billion and (y) the maximum principal amount of obligations that could be incurred such that after giving pro forma effect to such incurrence, the Company’s Consolidated Secured Leverage Ratio would be no greater than 5.50 to 1.00;

(36) Liens created by the applicable Transfer Agreement;

(37) any put and call arrangements or restrictions on disposition related to the Equity Interests of a non-Wholly Owned Subsidiary or Joint Venture as set forth in its organization documents or any Joint Venture or similar agreement;

(38) licenses or sublicenses of intellectual property granted by the Company or any Restricted Subsidiary, in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(39) leases with respect to the assets or properties of the Company or any Restricted Subsidiary, in each case entered into in the ordinary course of the Company or any Restricted Subsidiary’s business so long as each of the Leases entered into after the Issue Date do not, individually or in the aggregate, (x) interfere in any material respect with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, or (y) materially impair the use (for its intended purposes) or the value of the properties of the Company and its Subsidiaries, taken as a whole;

(40) Liens Incurred to secure Indebtedness (and customary obligations related thereto) permitted by clause (22) of Section 4.09(b) provided that such Liens do not encumber any property of the Company or any Restricted Subsidiary other than the property financed by the Indebtedness incurred pursuant to clause (22) and proceeds and products thereof and accessions thereto;

(41) Liens Incurred to secure Indebtedness (and customary obligations related thereto) permitted by clause (23) of Section 4.09(b) provided that such Liens do not encumber any property of the Company or any Restricted Subsidiary other than a Restricted Subsidiary that is not a Guarantor and any Equity Interests in any Restricted Subsidiaries that are not Guarantors;

(42) Liens Incurred to secure Indebtedness (and customary obligations related thereto) permitted by clause (30) of Section 4.09(b); provided that such Liens do not encumber any property other than the property of any Joint Venture or Unrestricted Subsidiary, as applicable, and the Equity Interests in the applicable Joint Venture or Unrestricted Subsidiary;

(43) Liens arising under or imposed by Gaming/Racing Laws or Gaming/Racing Authorities, and Liens on deposits made to secure Gaming/Racing License applications;

(44) (i) Liens pursuant to any Permitted Leases or any other leases entered into for the purpose of, or with respect to, operating or managing gaming facilities and related assets, which Liens are limited to the leased property, any gaming assets and/or other property of the lessee under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord, (ii) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease and (iii) in the case of any real property that constitutes a leasehold interest, any mortgages, Liens, security interest, restrictions, encumbrances or any other matters of record to which the fee simple interest (or any superior leasehold interest) is subject (and with respect to which neither of the Company nor the Restricted Subsidiaries shall have any obligation whatsoever);

(45) Liens on cash and Cash Equivalents deposited to Discharge, redeem or defease permitted Indebtedness and Liens on any cash and Cash Equivalents held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof;

(46) Liens arising in connection with transactions relating to the selling or discounting of accounts receivable in the ordinary course of business;

(47) Liens on property of or Equity Interests in any Subsidiary of the Company that is not a Guarantor to the extent that such Liens secure Indebtedness of such Subsidiary of the Company that is not a Guarantor or Permitted Non-Recourse Guarantees;

(48) Liens (i) encumbering customary initial deposits and margin accounts, (ii) incurred in the ordinary course of business and which are within the general parameters customary in the gaming industry, (iii) encumbering deposits made to secure obligations arising from statutory or regulatory requirements of that Person or its Subsidiaries and (iv) secured in favor of counterparties to Hedging Obligations permitted under “Permitted Indebtedness”;

(49) Liens on Equity Interests not required to be pledged under the Bank Credit Agreement;

(50) Liens securing guarantees by the Company or any Restricted Subsidiary of Indebtedness otherwise permitted to be Incurred by the Company or any Restricted Subsidiary;

(51) [Reserved];

(52) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any permitted Lien; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) of such Indebtedness or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder and (B) any unpaid accrued interest and premium (including tender premiums) thereon and an amount necessary to pay associated underwriting discounts, defeasance costs, fees, commissions and expenses related to such refinancing, refunding, extension, renewal or replacement, and (z) Indebtedness secured by Liens ranking junior to the Liens securing any obligations may not be refinanced pursuant to this clause with Liens ranking pari passu to the Liens securing such obligations;

(53) Permitted Vessel Liens; and

(54) encumbrances or restrictions with respect to or in connection with any Permitted Lease.

“Permitted Non-Recourse Guarantees” means customary indemnities or guarantees (including by means of separate indemnification agreements or carveout guarantees) provided by the Company or any of its Restricted Subsidiaries in financing transactions that are directly or indirectly secured by real property or other real property-related assets (including Equity Interests) of a Joint Venture, non-Wholly Owned Subsidiary or Unrestricted Subsidiary and that may be full recourse or non-recourse to the Joint Venture, non-Wholly Owned Subsidiary or Unrestricted Subsidiary that is the borrower in such financing, but is nonrecourse to the Company or any Restricted Subsidiary of the Company except for recourse to the Equity Interests in such Joint Venture, non-Wholly Owned Subsidiary or Unrestricted Subsidiary and/or such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities, bad act loss recourse and other recourse triggers based on violation of transfer restrictions and bankruptcy related restrictions).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to repay, redeem, extend, refinance, renew, replace, defease or refund other Permitted Indebtedness of such Person arising under clause (1), (2), (3), (5), (6), (13), (16), (20), (22), (23), (28) and (30) of Section 4.09(b) or Indebtedness Incurred under the Consolidated Coverage Ratio test in Section 4.09(a) (any such Indebtedness, “Existing Indebtedness”); provided that:

(1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount and accrued interest of such Existing Indebtedness (including unutilized commitments thereunder) (plus the amount of prepayment penalties, fees, premiums and expenses incurred or paid in connection with the refinancing of such Indebtedness), except to the extent that the Incurrence of such excess is otherwise permitted by this Indenture;

(2) such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of such Existing Indebtedness (or, if earlier, 91 days after the Stated Maturity of the Notes), and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, such Existing Indebtedness;

(3) if such Existing Indebtedness is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of the Notes as those contained in the documentation governing the Indebtedness being repaid, redeemed, extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Permitted Refinancing Indebtedness shall be Indebtedness solely of an Obligor or a Restricted Subsidiary obligated under such Existing Indebtedness, unless otherwise permitted by this Indenture.

“Permitted Vessel Liens” means maritime Liens on ships, barges or other vessels for damages arising out of a maritime tort, wages of a stevedore, when employed directly by a Person listed in 46 U.S.C. § 31341, crew’s wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during normal operations of such ships, barges or other vessels.

“Person” means any individual, corporation, company, association, partnership, limited liability company, Joint Venture, trust, unincorporated organization or Governmental Authority or any other entity. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Joint Venture or any other like term shall also constitute such a Person or entity).

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (including consolidated interest expense) incurred with respect to capital projects which are classified as “pre-opening expenses” on the applicable financial statements of the Company and its Subsidiaries for such period, prepared in accordance with GAAP.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Productive Assets” means assets (including assets owned directly or indirectly through Capital Stock of a Restricted Subsidiary) of a kind used or usable in the businesses of the Obligors and the Restricted Subsidiaries as they are conducted on the date of the Asset Sale or on any other Determination Date and any Permitted Business.

“Project” means any new facility developed or being developed by the Company or one of its Restricted Subsidiaries and any expansion, renovation or refurbishment of a facility owned by the Company or one of its Restricted Subsidiaries.

“Project Reimbursement Amount” means, as of any Determination Date, an amount equal to the Project Reimbursements received by Company and its Restricted Subsidiaries from Persons other than Obligors from and after the Issue Date minus (x) the amount of Restricted Payments made under Section 4.07(c)(14) on or prior to such date.

“Project Reimbursements” means any amounts received by Company or any of Company’s Restricted Subsidiaries after the Issue Date in repayment of any loan or advance made by it to the North Fork Rancheria of Mono Indians or any other Tribe (or any instrumentality of any such Tribe) pursuant to any agreement relating to a project and, for the avoidance of doubt, including any interest, earnings or other returns on such loan or advance paid by the applicable Tribe or instrumentality thereof.

“property” means, with respect to any Person, any interest of such Person in any land, property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Rating Agency” means (a) Moody’s or S&P or (b) if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Company’s Board) which shall be substituted for Moody’s or S&P or both, as the case may be.

“Rating Decline” shall have occurred if at any date within 90 calendar days after the date of public disclosure of the occurrence of a Change of Control (which period will be extended for so long as the Company’s debt ratings are under publicly announced review for possible downgrading (or without an indication of the direction of a possible ratings change) by either Moody’s or S&P or their respective successors), the ratings of the Notes by each of the Rating Agencies decreases by one or more gradation (including gradations within rating categories as well as between rating categories); provided, however, that notwithstanding the foregoing, a Rating Decline shall not be deemed to have occurred so long as the Notes have Investment Grade Status.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for such redemption pursuant to this Indenture and the Notes.

“Redemption Price” means, when used with respect to any Note to be redeemed, the price fixed for such redemption, payable in immediately available funds, pursuant to this Indenture and the Notes. For the avoidance of doubt, the Trustee shall not be responsible for calculating the redemption price or any component thereof.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Related Party Agreements” means the Holdco LLC Agreement, as the same may be amended, modified or replaced from time so long as such amendment, modification or replacement is not more disadvantageous to the Company or any of its Restricted Subsidiaries in any material respect than the agreement in place at the time of such amendment, modification or replacement.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the designated officers who shall have direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. If no referent Person is specified, “Restricted Subsidiary” means a Restricted Subsidiary of the Company.

“Reverse Trigger Event” means the transfer of Equity Interests of any Restricted Subsidiary or any Gaming/Racing Facility from trust or other similar arrangement to the Company or any of its Restricted Subsidiaries from time to time.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Rating Services LLC, a division of S&P Global Inc., and its successors.

“SEC” means the Securities and Exchange Commission of the United States or any successor thereto.

“Screened Affiliate” means any Affiliate of a holder (i) that makes investment decisions independently from such holder and any other Affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other Affiliate of such holder that is acting in concert with such holders in connection with its investment in the Notes.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute or statutes thereto, and the rules and regulations of the SEC promulgated thereunder.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Specified Transaction” means (a) any incurrence or repayment of Indebtedness (other than for working capital purposes or under a revolving facility), (b) any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, (c) any acquisition that is permitted or other acquisition, (d) any Asset Sale or designation of a Restricted Subsidiary that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company or redesignation of an Unrestricted Subsidiary that results in an Unrestricted Subsidiary becoming a Restricted Subsidiary, (e) any acquisition or Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person and (f) any execution, amendment, modification or termination of any Gaming/Racing Lease (or waiver of any provisions thereof).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subject Subsidiary” means, at any time of determination, a Subsidiary that (i) its revenue for the then most recently ended period is not in excess of 5.0% of the revenue of the Company and its Restricted Subsidiaries or (ii) its Consolidated Total Assets as of the last day of the then most recently ended period is not in excess of 5.0% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries on a consolidated basis.

“Subsidiary,” with respect to any Person, means:

(1) any corporation or comparably organized entity, a majority of whose voting stock (defined as any class of capital stock having voting power under ordinary circumstances to elect a majority of the Board of such Person) is owned, directly or indirectly, by any one or more of the Obligors; and

(2) any other Person (other than a corporation) in which any one or more of the Obligors, directly or indirectly, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof or of which such Obligor is the managing general partner.

If no referent Person is specified, “Subsidiary” means a Subsidiary of the Company.

“Subsidiary Cost Allocation Agreement” means each cost allocation agreement entered into after the Issue Date between Company and an Unrestricted Subsidiary in the form of the Manager Allocation Agreement (as defined in the Bank Credit Agreement).

“Subsidiary Tax Sharing Agreement” means each tax sharing agreement between the Company and an Unrestricted Subsidiary.

“Support Agreement” means (a) the guaranty by the Company or a Restricted Subsidiary of the completion of the development, construction and opening of a new gaming facility by any Affiliate or Subsidiary of the Company (including a Native American Subsidiary) or of any gaming facility owned by others which is to be managed exclusively by any such Affiliate or Subsidiary and/or (b) the agreement by the Company or a Restricted Subsidiary to advance funds, property or services to or on behalf of an Affiliate or Subsidiary (including a Native American Subsidiary) in order to maintain the financial condition or level of any balance sheet item of such Subsidiary or Affiliate (including “keep well” or “make well” agreements) in connection with the development, construction and operations of a new gaming facility by such Subsidiary or Affiliate (or of any gaming facility owned by others which is to be managed exclusively by such Subsidiary or Affiliate).

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Transactions” means (i) offer and sale of the Notes, (ii) the entry into an amended and restated Bank Credit Agreement and the incurrence of a new revolving credit facility and a new term B loan facility thereunder as described in the Offering Memorandum, (iii) the use of proceeds therefrom to refinance all outstanding indebtedness under the existing Bank Credit Agreement, and (iv) the payment of fees and costs associated with the foregoing transactions.

“Transfer Agreement” means any trust or similar arrangement required by any Gaming/Racing Authority from time to time with respect to the Equity Interests of any Restricted Subsidiary (or any Person that was a Restricted Subsidiary) or any Gaming/Racing Facility.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) (the “Statistical Release”) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 15, 2027; provided, however, that if the period from the redemption date to March 15, 2027 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Tribal Gaming Opening Date” means the date on which the casino being constructed by a Tribe party to a Tribal Management Agreement opens for business.

“Tribal Management Agreements” means collectively, (i) the Third Amended and Restated Management Agreement, dated as of November 7, 2023, among the North Fork Rancheria of Mono Indians, the North Fork Rancheria Economic Development Authority and SC Madera Management, LLC, a California limited liability company, and (ii) any other management agreement entered into between a Tribe (or an instrumentality thereof) and the Company or a Restricted Subsidiary pursuant to which the Company or such Restricted Subsidiary manages the gaming operations of such Tribe.

“Tribal Management Fees” means all management fees received by the Company or its Restricted Subsidiaries under the Tribal Management Agreements.

“Tribal Trust Property” means a real property that is (a) not owned by the Company or any Restricted Subsidiary on the Issue Date, (b) undeveloped or underdeveloped (and, for the avoidance of doubt, shall not have any gaming operations) on the date such real property is acquired by the Company or any Restricted Subsidiary and (c) designated as a “Tribal Trust Property” by the Company within ten (10) Business Days after the acquisition thereof.

“Tribe” means a Native American tribe, band or other form of government which is federally recognized as an Indian Tribe pursuant to a determination of the Secretary of the Interior, and as an Indian Tribal government pursuant to Sections 7701(a)(40)(A) and 7871(a) of the Internal Revenue Code, Title 26 U.S.C., and/or its agencies and instrumentalities.

“Trigger Event” means the transfer of shares of Equity Interests of any Restricted Subsidiary or any Gaming/Racing Facility into trust or other similar arrangement required by any Gaming/Racing Authority from time to time.

“Trustee” means Deutsche Bank Trust Company Americas until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Cash” means, as at any Determination Date, the aggregate amount of unrestricted cash and cash equivalents (in each case free and clear of all Liens, other than Permitted Liens that (i) do not restrict the application of such cash and cash equivalents to the repayment of the Obligations or (ii) secure the Obligations and/or other Indebtedness permitted to be secured on a pari passu or junior basis by collateral) of the Company and its Restricted Subsidiaries as at such date not to exceed $400.0 million.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” of any Person means, with respect to any Person:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary (including after any such Subsidiary ceases to be a Subsidiary of an Unrestricted Subsidiary unless such Subsidiary is no longer a Subsidiary of the Company or is subsequently designated as a Restricted Subsidiary pursuant to this Indenture).

The Board may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1) the Company certifies to the Trustee that such designation complies with Section 4.07; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with Section 4.07, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under Section 4.07.

No Unrestricted Subsidiary may create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender (or the Unrestricted Subsidiary) has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) (i) the Company could Incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to the Consolidated Coverage Ratio test described above under Section 4.09 or (ii) the Consolidated Coverage Ratio of the Company is no less than the Company’s Consolidated Coverage Ratio immediately prior to such transaction or series of transactions; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Vessel” means any riverboat or barge, whether owned or acquired by the Company or any Restricted Subsidiary on or after the date hereof, useful for gaming, administrative, entertainment or any other purpose whatsoever.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the Company’s calculations of the number of years obtained by dividing:

(1) the then outstanding aggregate principal amount of such Indebtedness into;

(2) the total of the products obtained by multiplying:

(A) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(B) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such Person. Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary shall mean a Wholly Owned Subsidiary of the Company.

Section 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“Directing Holder”	6.02
“DTC”	2.03
“Event of Default”	6.01
“Legal Defeasance”	8.02
“Net Proceeds Offer”	4.10
“Net Proceeds Offer Payment Date”	4.10
“Net Proceeds Offer Trigger Date”	4.10
“Noteholder Direction”	6.02
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Payment Restriction”	4.08
“Permitted Indebtedness”	4.09
“Registrar”	2.03
“Restricted Payment”	4.07
“Signature Law”	13.12
“Verification Covenant”	6.02

Section 1.03 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions;

(7) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(8) references to any contract, instrument or agreement shall be deemed to include any amendments, modifications or supplements thereto or restatements thereof not prohibited hereby, through the date of reference thereto.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples $1,000 in excess thereof. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual or electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual or electronic signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate Notes for original issue up to the aggregate principal amount that may be validly issued under this Indenture, including any Additional Notes.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian to hold the Global Notes on behalf of the DTC.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on the Notes, and will notify the Trustee in writing of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(1) All Global Notes will be exchanged by the Company for Definitive Notes if:

(A) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary; or

(B) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; and

(2) a Person holding a beneficial interest in a Global Note may exchange such beneficial interest for a Definitive Note if there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Registrar has received a written request from such Person to issue a Definitive Note;

provided that in no event shall the Regulation S Global Note be exchanged by the Company for Definitive Notes prior to (y) the expiration of the Restricted Period and (z) the receipt by the Registrar of any certificates required pursuant to Rule 903(c)(3)(ii)(B) under the Securities Act. Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act or by the provisions of this Indenture. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged (and given at a time when the Definitive Notes are issuable under Section 2.01(a) hereof); and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications and certificates and Opinion of Counsel required by item (3) thereof, as applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Company or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation at a time when the Definitive Notes are issuable under Section 2.01(a) hereof:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if Definitive Notes are then issuable under Section 2.01(a) hereof and the Registrar receives the following:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof, and, in each such case, if the Company or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, in each case at a time when Definitive Notes are issuable under Section 2.01(a) hereof, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof, and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs 2(A), (2)(B) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof;

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof, and, in each such case, if the Company or the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Company and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved].

(g) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend. (A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT

(A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (C) IT IS AN ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3), OR (7) UNDER THE SECURITIES ACT) (AN “ACCREDITED INVESTOR”), (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS SECURITY), (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY, IF THE PROPOSED TRANSFEREE IS AN ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE

DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) UNDER ANY CIRCUMSTANCES EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Gaming Law Legend. Each Global Note and Definitive Note (and all Notes issued in exchange therefor or in substitution thereof) shall bear the legend in substantially the following form:

“THE NOTES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER IMPOSED BY APPLICABLE GAMING LAWS AND SECTION 4.20 OF THE INDENTURE (WHICH IS SUMMARIZED ON THIS CERTIFICATE).”

(4) Original Issue Discount Legend. Each Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. Federal Income Tax purposes shall bear a legend in substantially the following form:

“THIS NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” WITHIN THE MEANING OF SECTIONS 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (“OID”). THE ISSUE DATE OF THE NOTE IS . FOR INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF OID AND THE YIELD TO MATURITY, PLEASE CONTACT THE COMPANY AT THE FOLLOWING ADDRESS: STATION CASINOS LLC, 1505 SOUTH PAVILION CENTER DRIVE, LAS VEGAS, NEVADA 89135, ATTENTION: GENERAL COUNSEL.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05 hereof).

(3) The Registrar will not be required to register the transfer or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of such mailing;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered on the books of the Registrar as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions or transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or Beneficial Owners of interest in any Global Note) other than to require delivery of such certificates and other documentations or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(9) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(j) Notwithstanding anything contained herein to the contrary, neither the Trustee nor the Note Registrar shall be responsible for ascertaining whether any transfer complies with the registration provisions of or exemptions from the Securities Act, applicable state securities laws, or other applicable laws; provided that if a certificate is specifically required by the express terms of this Section 2.06 to be delivered to a Trustee by a purchaser or transferee of a Note, the Trustee shall be under a duty to receive and examine the same to determine whether on its face it conforms to the express terms of this Indenture and shall promptly notify the party delivering the same if such transfer does not comply with such terms. Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Company or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Company’s or the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note (including Trustee’s fees and expenses).

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated or temporary global Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate, upon receipt of an Authentication Order, definitive Notes or permanent global Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of such canceled Notes (subject to the record retention requirement of the Exchange Act and the policies of the Trustee) in accordance with its customary manner. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, the Company shall pay the defaulted interest then borne by the Notes, (plus interest on the defaulted interest to the extent lawful), in any lawful manner. The Company will pay the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed (or in the case of Notes held in book entry form, by electronic transmission) to each affected Holder a notice that states the special record date, the related payment date and the amount of such defaulted interest to be paid.

Section 2.13 CUSIP Numbers.

The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 10 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed;

(4) the redemption price; and

(5) the applicable CUSIP numbers.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased pursuant to this Indenture (except as provided in Section 4.20) at any time, the Trustee will select the Notes to be redeemed or purchased among the Holders as follows:

(1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not so listed, on a pro rata basis, by lot (in the case of a partial redemption) or in accordance with the procedures of DTC. If a partial offer is made with the proceeds of an Equity Offering, the Trustee will select the Notes by lot or in accordance with the Applicable Procedures of DTC.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. No Notes of a principal amount of $2,000 or less may be redeemed in part and portions of Notes selected will be in whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 3.09 hereof and except for a redemption effected pursuant to Section 4.20 or otherwise required pursuant to applicable Gaming/Racing Laws or by Gaming/Racing Authorities, in accordance with DTC’s applicable procedures, at least 10 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail (or in the case of Notes held in book entry form, by electronic transmission), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof.

The notice will identify the Notes (including the CUSIP numbers) to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, and, in the case of a definitive Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment and interest, if any, on Notes called for redemption, ceases to accrue on and after the redemption date, subject to the satisfaction of any condition to such redemption;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes;

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date (unless a shorter period is acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, subject to the satisfaction of any conditions to such redemption. A notice of redemption may be conditional in that the Company may, notwithstanding the giving of the notice of redemption, condition the redemption of the Notes specified in the notice of redemption upon the completion of other transactions, such as refinancings or acquisitions (whether of the Company or by the Company). The Company shall provide written notice to the Trustee prior to the close of business two Business Days prior to the Redemption Date if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given.

Section 3.05 Deposit of Redemption or Purchase Price.

On or before 10:00 a.m. New York City time on the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money in US dollars sufficient to pay the principal of and accrued and unpaid interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, subject to the satisfaction of any conditions to such redemption, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) The Company has the option to redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ notice, at the redemption prices set forth in Paragraph 5 of the form of Note set forth in Exhibit A hereto, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest, if any, to the applicable Redemption Date.

(b) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

By accepting a Note, each Holder or beneficial owner of a Note will be agreeing to comply with all requirements of the Gaming/Racing Laws and Gaming/Racing Authorities in each jurisdiction where the Company and its Affiliates are licensed or registered under applicable Gaming/Racing Laws or conduct gaming activities, and that the Notes held by such Holder or owner will be subject to redemption pursuant to Section 4.20 hereof or as otherwise required pursuant to applicable Gaming/Racing Laws or by Gaming/Racing Authorities.

Section 3.08 Mandatory Redemption.

Except as described under Sections 4.10 and 4.15 hereof, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence a Net Proceeds Offer, it will follow the procedures specified below.

The Net Proceeds Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). The Net Proceeds Offer Payment Date shall be no later than five Business Days after the termination of the Offer Period. On the Net Proceeds Offer Payment Date, the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Net Proceeds Offer Payment Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such record date.

Upon the commencement of a Net Proceeds Offer, the Company will send, by first class mail (or in the case of Notes held in book entry form, by electronic transmission), a notice to each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer. The notice, which will govern the terms of the Net Proceeds Offer, will state:

(1) that the Net Proceeds Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Net Proceeds Offer will remain open;

(2) the amount of the Excess Proceeds in the Net Proceeds Offer, the purchase price and the Net Proceeds Offer Payment Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Net Proceeds Offer will cease to accrue interest, if any, after the Net Proceeds Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Net Proceeds Offer may elect to have Notes purchased in the minimum amount equal to $2,000 and integral multiples of $1,000 in excess thereof;

(6) that Holders electing to have Notes purchased pursuant to any Net Proceeds Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer in accordance with the procedures of DTC, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three Business Days before the Net Proceeds Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased or submit such withdrawal in accordance with the procedures of DTC;

(8) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by Holders thereof exceeds the Excess Proceeds in the Net Proceeds Offer, the Company will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess thereof, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

On or before the Net Proceeds Offer Payment Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Net Proceeds Offer Amount (less any pro rata portion thereof attributable to other pari passu Indebtedness) of Notes or portions thereof tendered pursuant to the Net Proceeds Offer, or if less than the Net Proceeds Offer Amount attributable to the Notes has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Net Proceeds Offer on the Net Proceeds Offer Payment Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Company will pay or cause to be paid the principal of, premium, if any, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money in US dollars deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. With respect to certificated notes, if any, presentment is due at maturity.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be sent. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or sent to the office of the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency required under Section 2.03 hereof. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Provision of Financial Information.

So long as any Notes are outstanding, the Company will furnish to the Trustee and the Holders of the Notes:

(1) (a) all annual and quarterly reports containing substantially all the information that would be required to be filed with the SEC on Forms 10-K (including Items 1 through 3, Items 6 through 9 and Item 13 thereof) and 10-Q (including Part I and Items 1, 1A, 3, 5 and 6 of Part II thereof), solely with respect to the first three fiscal quarters of each fiscal year), if the Company were required to file such forms and (b) with respect to the annual reports only, a report on the annual financial statements by the Company’s independent registered public accounting firm; and

(2) within the time period specified for filing current reports on Form 8-K by the SEC, current reports that would be required to be filed with the SEC pursuant to Items 1, 2, 4, 5.01, 5.02 (other than compensation information) and 5.03, 7 and 9 of Form 8-K if the Company had been required to file Current Reports on Form 8-K.

All such annual reports will be furnished within 105 days after the end of the fiscal year to which they relate, and all such quarterly reports will be furnished within 60 days after the end of the fiscal quarter to which they relate. The Trustee shall have no responsibility whatsoever to determine if such filing or posting has occurred. Delivery of the reports and documents described above to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants contained in this Indenture (as to which the Trustee is entitled to conclusively rely on an Officers’ Certificate).

All such reports will be prepared in all material respects in accordance with the information requirements applicable to such report; provided, however,

(a) in no event will such reports be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307, 308 and 308T of Regulation S-K;

(b) in no event will such reports be required to comply with Rule 3-10 of Regulation S-X promulgated by the SEC or contain separate financial statements for the Company, the Guarantors or other Subsidiaries the shares of which may be pledged to secure the Notes or any Guarantee that would be required under (i) Section 3-09 of Regulation S-X or (ii) Section 3-16 of Regulation S-X, respectively, promulgated by the SEC;

(c) in no event with such reports be required to comply with Items 402 (except that such reports will be required to present executive compensation and beneficial ownership information only to the extent that and in the same general style of presentation as such information is included in and presented in a customary Rule 144A offering memorandum for a company not subject to Section 13 or 15(d) of the Exchange Act) of Regulation S-K promulgated by the SEC;

(d) in no event shall such reports be required to include any exhibits that would have been required to be filed pursuant to Item 601 of Regulation S-K (other than agreements evidencing material Indebtedness, agreements evidencing material acquisitions or dispositions, or historical and pro forma financial statements); and

(e) in no event will such reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein.

The Company will make available such information and such reports to the Trustee under this Indenture, upon request, to any Holder of Notes and, upon request, to any beneficial owner of the Notes, in each case by posting such information on its website, on Intralinks or any comparable password-protected online data system that will require a confidentiality acknowledgment, and will make such information readily available to any Holder of Notes, any bona fide prospective investor in the Notes (which prospective investors will be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act that certify their status as such to the reasonable satisfaction of the Company), any bona fide securities analyst (to the extent providing analysis of investment in the Notes to investors and prospective investors therein) or any bona fide market maker in the Notes who agrees to treat such information as confidential or accesses such information on Intralinks or any comparable password-protected online data system that will require a confidentiality acknowledgment; provided, the Company will post such information thereon and make readily available any password or other login information to any such Holder of Notes, prospective investor, securities analyst or market maker.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the Holders of the Notes if it has filed (or, in the case of a Form 8-K, furnished) such reports with the SEC via the EDGAR filing system and such reports are publicly available, provided that the Trustee shall have no responsibility whatsoever to determine whether such filing has occurred.

The Company shall be permitted to satisfy its obligations under this Section 4.03 with respect to financial information relating to the Company by furnishing financial information relating to any Holding Company instead of the Company and causing such Holding Company to file such information with the SEC, to the extent that the SEC is accepting such filing, or to furnish such information pursuant to the third paragraph of this Section 4.03; provided that to the extent financial information related to such Holding Company is provided, such information shall include additional disclosure explaining in reasonable detail the differences between the information of such Holding Company, on the one hand, and the information relating to the Company and its Subsidiaries on a stand-alone basis, on the other hand.

Section 4.04 Compliance Certificate.

(a) The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA, and in which case the Company must promptly notify the Trustee that the Guarantor is so required and, pursuant to Section 4.04(b), the Trustee shall have no duty to investigate, confirm or otherwise verify that the Guarantor is to abide by this Section 4.04(a)) shall deliver to the Trustee, within 105 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2024, an Officers’ Certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company, stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b) Except with respect to a default in payment of principal of, premium, if any, and interest, if any, on the Notes as described in Section 4.01 hereof, the Trustee shall have no duty to inquire as to the performance of the Company’s, and if applicable each Guarantor’s, covenants in this Article 4 and the Trustee shall not be deemed to have knowledge of, or be required to act (including the sending of any notice), based on any event, any Default or Event of Default unless such Trustee receives written notification or obtains actual knowledge in writing; provided, however, that nothing herein shall relieve the Trustee of its obligations under Article 7 of this Indenture.

Section 4.05 Taxes.

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) Neither the Company nor any Restricted Subsidiary will, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution (other than dividends or distributions payable solely in Qualified Capital Stock of the Company or dividends or distributions payable to the Company or a Restricted Subsidiary) in respect of the Company’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or such Restricted Subsidiary, as applicable) or to the direct or indirect holders of the Company’s or such Restricted Subsidiary’s Equity Interests in their capacity as such (other than any payment made relating to any Transfer Agreement);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) Equity Interests of the Company or any Restricted Subsidiary;

(iii) make any payment on or with respect to, or purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value any Indebtedness that is subordinate in right of payment to the Notes, except (i) a payment of principal, interest or other amounts required to be paid at Stated Maturity or (ii) a payment made to the Company or any Restricted Subsidiary; or

(iv) make any Investment (other than Permitted Investments);

(each of the foregoing prohibited actions set forth in clauses (i), (ii), (iii) and (iv) being referred to as a “Restricted Payment”).

(b) Notwithstanding the foregoing, the Company or any Restricted Subsidiary may make any Restricted Payment so long as, at the time of such proposed Restricted Payment or immediately after giving effect thereto:

(1) no Default or an Event of Default has occurred, and is continuing or would result therefrom;

(2) the Company’s Consolidated Coverage Ratio would be greater than 2.00 to 1.00; and

(3) the aggregate amount of Restricted Payments (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in the good faith reasonable judgment of the Company) do not exceed or would not exceed the sum, without duplication, of:

(A) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company and the Restricted Subsidiaries during the period (treating such period as a single accounting period) beginning July 1, 2017 and ending on the last day of the most recent fiscal quarter of the Company ending immediately prior to the date of the making of such Restricted Payment for which internal financial statements are available ending not more than 135 days prior to the Determination Date; plus

(B) 100% of the fair market value of the aggregate net proceeds received by the Company from any Person (other than from a Subsidiary of the Company), from the issuance or sale of Qualified Capital Stock of the Company, or any contribution to the capital of the Company or the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced by the conversion or exchange of debt securities or Disqualified Capital Stock into or for Qualified Capital Stock (to the extent that proceeds of the issuance of such Qualified Capital Stock would have been includable in this clause if such Qualified Capital Stock had been initially issued for cash) subsequent to July 1, 2017 and on or prior to the date of the making of such Restricted Payment (in each case, excluding any Excluded Contributions); plus

(C) 100% of the aggregate cash received by the Company subsequent to July 1, 2017 and on or prior to the date of the making of such Restricted Payment upon the exercise of options or warrants to purchase Qualified Capital Stock of the Company; plus

(D) to the extent that any Restricted Investment that was made after July 1, 2017 is sold for cash or Cash Equivalents or otherwise liquidated or repaid for value, or any dividends, distributions, interest payments, principal repayments or returns of capital are received by the Company or any Restricted Subsidiary in respect of any Restricted Investment, the fair market value (as determined in good faith by the Board) of proceeds of such sale, liquidation, repayment, dividend, distribution, principal repayment or return of capital, in each such case valued at the cash or marked-to-market value of Cash Equivalents received with respect to such Restricted Investment (less the cost of disposition, if any), and to the extent that any Restricted Investment consisting of a guarantee or other contingent obligation that was made after July 1, 2017 is terminated or cancelled, the excess, if any, of (x) the amount by which such Restricted Investment reduced the sum otherwise available for making Restricted Payments under this Section 4.07(b), over (y) the aggregate amount of payments made (including costs incurred) in respect of such guarantee or other contingent obligation; plus

(E) to the extent that any Person becomes a Restricted Subsidiary or an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after July 1, 2017, the lesser of (i) the fair market value of the Restricted Investment of the Company and its Restricted Subsidiaries in such Person as of the date it becomes a Restricted Subsidiary or in such Unrestricted Subsidiary on the date of redesignation as a Restricted Subsidiary or (ii) the fair market value of such Restricted Investment as of the date such Restricted Investment was originally made in such Person or, in the case of the redesignation of an Unrestricted Subsidiary into a Restricted Subsidiary which Subsidiary was designated as an Unrestricted Subsidiary after July 1, 2017, the amount of the Company and its Restricted Subsidiaries’ Restricted Investment therein as determined under this Section 4.07, plus the aggregate fair market value of any additional Restricted Investments (each valued as of the date made) by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary after July 1, 2017; plus

(F) 100% of any remaining Excess Net Proceeds after the completion of a Net Proceeds Offer (assuming such Excess Net Proceeds were not reset at zero).

(c) Notwithstanding the foregoing, the provisions set forth in Sections 4.07(a) or 4.07(b) will not prohibit the following Restricted Payments:

(1) the payment of any dividend or the making of any distribution within 60 days after the date of declaration of such dividend or distribution if the making thereof would have been permitted on the date of declaration; provided such dividend will be deemed to have been made as of its date of declaration for purposes of this clause (1);

(2) the redemption, repurchase, retirement or other acquisition of Capital Stock of the Company or warrants, rights or options to acquire Capital Stock of the Company either (a) solely in exchange for shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company, or (b) through the application of net proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company;

(3) the payment, redemption, repurchase, retirement, defeasance or other acquisition of Indebtedness of any Obligor that is subordinate in right of payment to the Notes or the Guarantees (a) solely in exchange for (i) shares of Qualified Capital Stock of the Company or (ii) Permitted Refinancing Indebtedness, or (b) through the application of the net proceeds of a sale (other than to an Obligor) within 45 days of such sale of (i) shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company or (ii) Permitted Refinancing Indebtedness or (c) within one year of the scheduled final maturity thereof;

(4) any Restricted Payment if after giving effect to such Restricted Payment, the Consolidated Leverage Ratio of the Company on a pro forma basis is less than 5.85 to 1.00; provided that after giving effect thereto no Default or Event of Default then exists or would result therefrom;

(5) other Restricted Payments not to exceed the greater of (x) $975.0 million in the aggregate made on or after the Issue Date and (y) 135.0% of LTM EBITDA (measured at the time any such payment is made); provided that after giving effect thereto no Default or Event of Default then exists or would result therefrom;

(6) additional Restricted Payments in an aggregate amount not to exceed $120.0 million in any fiscal year;

(7) the payment or distribution of any amounts in respect of Equity Interests by any Restricted Subsidiary organized as a partnership or a limited liability company or other pass-through entity:

(A) to the extent of capital contributions made to such Restricted Subsidiary (other than capital contributions made to such Restricted Subsidiary by the Company or any Restricted Subsidiary); or

(B) to the extent required by applicable law;

provided that, except in the case of clause (b), no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom, and provided further that, except in the case of clause (b), such distributions are made pro rata in accordance with the respective Equity Interests contemporaneously with the distributions paid to the Company or a Restricted Subsidiary or their Affiliates holding an interest in such Equity Interests;

(8) the payment of any dividend or distributions by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; distributions to the Holding Companies to fund the repurchase by the Holding Companies of Equity Interests deemed to occur upon the exercise of stock options, warrants or rights in respect thereof to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or rights in respect thereof or upon the grant, vesting or delivery of stock options, restricted stock, restricted stock units or performance share units to the extent necessary to satisfy tax withholding obligations attributable thereto;

(9) the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Capital Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Consolidated Coverage Ratio test described in Section 4.09(a);

(10) that portion of Restricted Payments the payment for which consists exclusively of the Company’s Qualified Capital Stock or proceeds from the substantially concurrent sale of the Company’s Qualified Capital Stock; provided that the amount of any such payment shall be excluded from clause (3) of the preceding paragraph;

(11) the declaration and payment of dividends by the Company to, or the making of loans to, the Holding Companies in amounts not to exceed $100.0 million during any fiscal year to permit the Holding Companies to pay (the “Corporate Expense Payments”);

(A) franchise taxes and other fees, taxes and expenses required to maintain their corporate or limited liability company existence;

(B) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries (and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such expenses to the extent attributable to the ownership or operation of such Unrestricted Subsidiaries);

(C) general corporate overhead expenses of any direct or indirect parent company of the Company to the extent such expenses are attributable to the ownership or operation of the Company and the Restricted Subsidiaries, plus any amount of indemnification claims made by any director or officer of any direct or indirect parent company of the Company; and

(D) reasonable fees and expenses incurred in connection with any debt or equity offering by such direct or indirect parent company of the Company;

(12) so long as the Company or any Restricted Subsidiary is taxed as a partnership or disregarded entity for U.S. federal, state or local income tax purposes or are otherwise members of a combined, consolidated or unitary group for U.S. federal income tax purposes (without duplication), Company Tax Payments;

(13) so long as no Default or Event of Default has occurred and is continuing, the repurchase of Indebtedness subordinated in right of payment to the Notes or any Guarantee with any Excess Net Proceeds as provided in Section 4.10 and Section 4.15 hereof; provided that all Notes tendered by Holders thereof in connection with a Change of Control Offer or Net Proceeds Offer have been repurchased, redeemed or acquired for value;

(14) Restricted Payments in an amount not to exceed the Project Reimbursement Amount as of such date;

(15) payments in respect of intercompany Indebtedness not in violation of any subordination terms applicable thereto;

(16) the redemption, repurchase, repayment, or the payment of amounts necessary to repurchase or retire Equity Interests of the Company, any parent of the Company or any Subsidiary in the event of an Equity Holder Disqualification of the Holder thereof or to the extent required by any Gaming/Racing Authority or deemed necessary by the Board of Directors of the Company in order to avoid the suspension, revocation or denial of a Gaming/Racing License by any Gaming/Racing Authority, provided that, in the case of any such repurchase or retirement of Equity Interests of the Company, any parent of the Company or any Subsidiary, if such efforts do not jeopardize any Gaming/Racing License, Company, such parent of the Company or any such

Subsidiary will have previously used commercially reasonable efforts to attempt to find a suitable purchaser for such Equity Interests and no suitable purchaser acceptable to the applicable Gaming/Racing Authority and Company or a parent of the Company was willing to purchase such Equity Interests on terms acceptable to the Holder thereof within a time period acceptable to such Gaming/Racing Authority;

(17) prepayment, redemption, purchase, defeasance or satisfaction of Indebtedness of Persons acquired pursuant to, or Indebtedness assumed in connection with, Asset Acquisitions or Investments not prohibited by this Indenture;

(18) payments to counterparties under Hedging Obligations entered into in connection with the issuance of convertible or exchangeable debt;

(19) the payment by the Company to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or, warrants or rights or upon the conversion or exchange of or into Equity Interests, or payments or distributions to dissenting stockholders pursuant to applicable law, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 4.07 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(20) the Company and its Restricted Subsidiaries may make payments of amounts necessary to repurchase, repay or retire Indebtedness of the Company or any Subsidiary in the event of a Disqualification of the holder thereof or to the extent required by any Gaming/Racing Authority in order to avoid the suspension, revocation or denial of a Gaming/Racing License by any Gaming/Racing Authority; provided that, in the case of any such repurchase, repayment or retirement of Indebtedness of the Company or any Subsidiary, if such efforts do not jeopardize any Gaming/Racing License, the Company or any such Subsidiary will have previously used commercially reasonable efforts to attempt to find a suitable purchaser or assignee for such Indebtedness and no suitable purchaser or assignee acceptable to the applicable Gaming/Racing Authority and the Company was willing to purchase or acquire such Indebtedness on terms acceptable to the holder thereof within a time period acceptable to such Gaming/Racing Authority;

(21) the Company may repurchase, or make Restricted Payments to allow any direct or indirect parent of the Company to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, any parent of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director, employee or consultant (or family members, spouses or former spouses, heirs of, estates of or trusts formed by such Persons) of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, employment agreement, severance agreement, shareholders’ agreement or similar agreement; provided that the aggregate amount of payments made under this clause may not exceed in any fiscal year of the Company the greater of (x) $20.0 million and (y) 3.0% of Consolidated EBITDA at the time of determination of such period most recently ended prior to such date (with amounts permitted to be carried back to the immediately preceding fiscal year and with unused amounts in any fiscal year being carried over to succeeding fiscal years); and

(22) the Company and its Restricted Subsidiaries may make Restricted Payments that are made in an amount equal to the amount of Excluded Contributions previously received and that the Company elects to apply under this clause (22).

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, Restricted Payments made pursuant to clauses (3)(a)(ii), (3)(b)(ii), 3(c), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14), (15), (16), (17), (18), (19), (20), (21), and (22) of this Section 4.07(c) shall, in each case, be excluded from such calculation.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For purposes of this Section 4.07, it is understood that the Company may rely on internal or publicly reported financial statements even though there may be subsequent adjustments (including review and audit adjustments) to such financial statements. For avoidance of doubt, any Restricted Payment that complied with the conditions of this Section 4.07, made in reliance on such calculation by the Company based on such internal or publicly reported financial statements, shall be deemed to continue to comply with the conditions of this Section 4.07, notwithstanding any subsequent adjustments that may result in changes to such internal financial or publicly reported statements.

For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories described in clauses (1) through (22) above, or is permitted pursuant to Section 4.07(a) or pursuant to any of clauses (1) through (36) of the definition of “Permitted Investments,” the Company will be entitled to divide or classify such Restricted Payment or Investment (or, in each case, portion thereof) on the date of its payment or later divide, classify, or reclassify (as if incurred at such later time), in whole or in part in its sole discretion, such Restricted Payment or Investment (or, in each case, portion thereof) in any manner that complies with this Section 4.07.

The Board of the Company may designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Obligors and Restricted Subsidiaries (except to the extent repaid in cash or in kind) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under Section 4.07(a) to the extent that such deemed Restricted Payments would not be excluded from such calculation under Section 4.07(b). All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation (as determined in the good faith reasonable judgment of the Company).

Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock;

(2) make loans or advances to or pay any Indebtedness or other obligations owed to the Company or to any other Restricted Subsidiary; or

(3) transfer any of its property or assets to the Company or to any Restricted Subsidiary (each such encumbrance or restriction in clause (1), (2) or (3) of this Section 4.08, a “Payment Restriction”).

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(a) any encumbrance or restriction pursuant to (x) any Gaming/Racing Lease (and any guarantee or support arrangement in respect thereof), (y) applicable law, rule, regulation or order, including any of the foregoing issued by any Gaming/Racing Authority or (z) any Permitted Refinancing ;

(b) this Indenture, the Notes and the Guarantees and other Indebtedness of the Company or any Restricted Subsidiary ranking pari passu with the Notes; provided that such restrictions are not materially more restrictive taken as a whole than those imposed by this Indenture;

(c) customary non-assignment provisions of any contract, license or lease of any Restricted Subsidiary entered into in the ordinary course of business of such Restricted Subsidiary;

(d) any instrument governing Acquired Debt Incurred in connection with an acquisition by the Company or any Restricted Subsidiary in accordance with this Indenture as the same was in effect on the date of such Incurrence; provided that such encumbrance or restriction is not, and will not be, applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries or the property or assets, including directly related assets, such as accessions and proceeds so acquired or leased;

(e) any restriction or encumbrance contained in contracts for the sale of Equity Interests of any Subsidiary or assets of the Company or any Restricted Subsidiary to be consummated in accordance with this Indenture solely in respect of Equity Interests (or assets of such Restricted Subsidiary) or assets to be sold pursuant to such contract;

(f) any restrictions of the nature described in clause (3) above with respect to the transfer of assets secured by a Lien that is permitted by this Indenture to be Incurred;

(g) any encumbrance or restriction contained in Permitted Refinancing Indebtedness; provided that the provisions relating to such encumbrance or restriction contained in any such Permitted Refinancing Indebtedness are no less favorable to the Holders of the Notes in any material respect in the good faith judgment of the Company than the provisions relating to such encumbrance or restriction contained in the Indebtedness being refinanced;

(h) agreements governing Indebtedness of the Company or its Restricted Subsidiaries existing on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture, taken as a whole;

(i) any restriction imposed by Indebtedness incurred under the Credit Facilities; provided that such restriction or requirement is not materially more restrictive taken as a whole than that imposed by the Bank Credit Agreement as of the Issue Date;

(j) provisions with respect to the disposition or distribution of assets or property in Joint Venture agreements, management contracts, asset sale agreements, stock sale agreements, sale-leaseback agreements and other similar agreements not prohibited by this Indenture;

(k) any restriction on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business;

(l) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(m) agreements in existence with respect to a Subsidiary of the Company or a Restricted Subsidiary at the time it is so designated, so long as such agreements are not entered into in anticipation or contemplation of such designation;

(n) restrictions contained in Indebtedness used to finance, or incurred for the purpose of financing, Expansion Capital Expenditures and/or Development Projects and Permitted Refinancing Indebtedness in respect thereof, provided, that such restrictions apply only to the asset (or the Person owning such asset) being financed pursuant to such Indebtedness;

(o) contractual encumbrances or restrictions in effect, contemplated or committed on the Issue Date, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not, in the good faith determination of the Board of Directors, materially more restrictive, taken as a whole, than those contained in those agreements on the Issue Date;

(p) any encumbrance or restriction pursuant to Hedging Obligations;

(q) agreements governing Indebtedness entered into on or after the Issue Date and otherwise permitted under this Indenture that are, taken as a whole, in the good faith judgment of the Company, no more restrictive with respect to the Company or any Restricted Subsidiary than customary market terms for Indebtedness of such type, so long as the Company shall have determined in good faith that such restrictions will not materially adversely affect its obligations or ability to make payments required under this Indenture;

(r) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(s) customary provisions in Joint Venture agreements and other similar agreements;

(t) any Restricted Investment not prohibited by Section 4.07 and any Permitted Investment;

(u) any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(v) any encumbrance or restriction existing by reason of any lien permitted under Section 4.12;

(w) restrictions contained in subordination provisions applicable to intercompany debt; or

(x) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business.

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, directly or indirectly:

(1) Incur any Indebtedness or issue any Disqualified Capital Stock; or

(2) cause or permit any of its Restricted Subsidiaries to Incur any Indebtedness or issue any Disqualified Capital Stock or preferred stock, in each case, other than Permitted Indebtedness; provided, however, that the Company may issue Disqualified Capital Stock and may Incur Indebtedness (including, without limitation, Acquired Debt), and any Restricted Subsidiary may issue preferred stock or Incur Indebtedness (including, without limitation, Acquired Debt), if immediately after giving pro forma effect to such proposed Incurrence or issuance and the receipt and application of the net proceeds therefrom, the Company’s Consolidated Coverage Ratio would be at least 2.00 to 1.00.

(b) Section 4.09(a) above will not prohibit the incurrence of any of the following (collectively, “Permitted Indebtedness”):

(1) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than Indebtedness under the Bank Credit Agreement) as reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereof;

(2) Indebtedness Incurred by the Company under the Initial Notes and by the Guarantors under the Guarantees;

(3) Indebtedness Incurred by the Company or any Restricted Subsidiary pursuant to the Bank Credit Agreement or other Credit Facilities; provided that the aggregate principal amount of all such Indebtedness outstanding under this clause (3) as of any date of Incurrence (after giving pro forma effect to the application of the proceeds of such Incurrence), including all Permitted Refinancing Indebtedness Incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness Incurred pursuant to this clause (3), shall not exceed the greater of (i) $4.00 billion and (ii) the maximum principal amount of Indebtedness that could be Incurred such that after giving effect to such Incurrence, the Company’s Consolidated Secured Leverage Ratio would be no greater than 5.50 to 1.00;

(4) Indebtedness of a Restricted Subsidiary to the Company or any other Restricted Subsidiary, or of the Company to any Restricted Subsidiary, for so long as such Indebtedness is held by the Company or a Restricted Subsidiary; provided that if as of any date any Person other than the Company or a Restricted Subsidiary acquires any such Indebtedness or holds a Lien in respect of such Indebtedness (other than a Permitted Lien), such acquisition or holding shall be deemed to be an Incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (4) by the issuer of such Indebtedness;

(5) Permitted Refinancing Indebtedness;

(6) Indebtedness Incurred by the Company or any Restricted Subsidiary solely to finance the construction or acquisition or improvement of, or consisting of Capitalized Lease Obligations Incurred to acquire rights of use in, property or assets or any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment or Equity Interests or ownership of any other Person useful in any Permitted Business, not to exceed the greater of (x) $200.0 million or (y) 25.0% of LTM EBITDA, in each case in aggregate principal amount outstanding at any time (including all Permitted Refinancing Indebtedness Incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness Incurred pursuant to this clause (6)) for all of the Company and its Restricted Subsidiaries;

(7) Hedging Obligations and Interest Swap Obligations entered into not as speculative Investments but as bona fide hedging transactions;

(8) Indebtedness of the Company or any Restricted Subsidiary arising in respect of (x) performance bonds, completion guarantees and similar arrangements (to the extent that the Incurrence thereof does not result in the Incurrence of any obligation for the payment of borrowed money of others), in the ordinary course of business or (y) Support Agreements;

(9) Indebtedness of the Company or any Restricted Subsidiary arising in respect of letters of credit, bankers’ acceptances, worker’s compensation claims, payment obligations in connection with self-insurance or similar obligations, surety bonds and appeal bonds (to the extent that the Incurrence thereof does not result in the Incurrence of any obligation for the payment of borrowed money of others), in the ordinary course of business (including to support the Company’s or its Restricted Subsidiaries’ applications for Gaming/Racing Licenses), in amounts and for the purposes customary in such Person’s industry;

(10) the guarantee by a Restricted Subsidiary of Indebtedness of the Company or of any other Restricted Subsidiary, or the guarantee by the Company of Indebtedness of any Restricted Subsidiary; provided such Indebtedness was outstanding on the Issue Date or was, at the time it was incurred, permitted to be incurred by the Company or such Restricted Subsidiary under this Indenture; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated to or pari passu with, as applicable, the Notes to the same extent as the Indebtedness guaranteed;

(11) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary; and

(B) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (11);

(12) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with any Investments or any acquisition or disposition of any business, assets or Subsidiary otherwise permitted by this Indenture;

(13) the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock;

(14) obligations in respect of cash management agreements;

(15) guarantees incurred in the ordinary course of business supporting obligations of suppliers, lessees, and vendors;

(16) Indebtedness in an aggregate principal amount outstanding under this clause (16) as of any date of Incurrence, including all Permitted Refinancing Indebtedness Incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness Incurred pursuant to this clause (16), not to exceed the greater of (a) $975.0 million and (b) 135.0% of LTM EBITDA;

(17) Indebtedness representing deferred compensation to employees of the Company and the Restricted Subsidiaries incurred in the ordinary course of business;

(18) Indebtedness consisting of deferred purchase price obligations and earn-out obligations of the Company or the Restricted Subsidiaries incurred by such Person in connection with any Investment expressly permitted under Section 4.07;

(19) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(20) Acquired Debt and other Indebtedness of Persons outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged, consolidated or amalgamated into, the Company or any of its Restricted Subsidiaries or incurred or issued to finance a merger, consolidation, amalgamation or other acquisition or Investment; provided, however, that (A) at the time such Person is acquired, either (i) the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) on a pro forma basis after giving effect to the incurrence of such Acquired Debt or Indebtedness pursuant to this clause (20) or (ii) on a pro forma basis, the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries would be no lower than such ratio immediately prior to such merger, consolidation, amalgamation or acquisition or Investment or (B) such Indebtedness is Indebtedness of a Restricted Subsidiary that existed at the time such Person became a Subsidiary and was not created in anticipation or contemplation thereof;

(21) Indebtedness, Disqualified Capital Stock or preferred stock of the Company to the extent the net proceeds thereof are promptly deposited to defease the Notes as described under Article 8 of this Indenture;

(22) Indebtedness (including, without limitation, Support Agreements) used to finance, or incurred or issued for the purpose of (or in the case of Support Agreements, incurred in connection with) financing, Expansion Capital Expenditures or Development Projects (including Permitted Refinancing Indebtedness in respect thereof) in an aggregate principal amount, including all Permitted Refinancing Indebtedness Incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness Incurred pursuant to this clause (22), not to exceed $700 million at any time outstanding provided that no Default or Event of Default then exists or would result therefrom;

(23) Indebtedness of Restricted Subsidiaries that are not Guarantors in an aggregate outstanding principal amount which, when taken together with any Permitted Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, not to exceed the greater of (a) $150.0 million and (b) 20.0% of LTM EBITDA of the Company at the time of Incurrence;

(24) Indebtedness Incurred in the ordinary course of business in respect of obligations of the Company or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations;

(25) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(26) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any credit agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(27) Indebtedness consisting of Indebtedness issued by the Company or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any parent of the Company to the extent permitted under Section 4.07, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not, when combined with the aggregate amount of Restricted Payments made pursuant to clause (21) under Section 4.07, shall not exceed the greater of (x) $20.0 million and (y) 3.0% of Consolidated EBITDA calculated at the time of determination on a pro forma basis for the period most recently ended prior to such date in any fiscal year of the Company (with amounts permitted to be carried back to the immediately preceding fiscal year and with unused amounts in any fiscal year being carried over to succeeding fiscal years);

(28) Indebtedness, Disqualified Capital Stock, preferred stock of the Company or any Restricted Subsidiary in an aggregate principal amount or liquidation preference of not greater than 100% of the net cash proceeds received by the Company or any Restricted Subsidiary from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case other than proceeds of Disqualified Capital Stock or sales of Equity Interests to, or contributions received from, the Company or any Subsidiary) to the extent such amount is not otherwise applied to make Restricted Payments pursuant to Section 4.07(b)(3);

(29) (i) guarantees by the Company or any Restricted Subsidiary of (x) operating leases (other than Capitalized Lease Obligations) and Permitted Leases, including Gaming/Racing Leases, or (y) of other obligations that do not constitute Indebtedness for borrowed money entered into by the Company or any Subsidiary in the ordinary course of business and (ii) Permitted Non-Recourse Guarantees and completion guarantees;

(30) Indebtedness of, or incurred on behalf of, or representing guarantees of Indebtedness, of Joint Ventures and Unrestricted Subsidiaries in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not, at any time outstanding, exceed the greater of (x) $100.0 million and (y) 15.0% of LTM EBITDA at the time of determination on a pro forma basis for the period most recently ended prior to such date;

(31) the incurrence of Escrowed Indebtedness;

(32) the incurrence of Indebtedness that has been Discharged;

(33) Indebtedness under any Hedging Obligations;

(34) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness), and in connection with endorsement of instruments for deposit, in the ordinary course of business or consistent with past practice or industry practice; and

(35) all premiums (if any, including tender premiums), defeasance costs, interest (including post- petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (34).

For purposes of this definition, it is understood that the Company may rely on internal or publicly reported financial reports even though there may be subsequent adjustments (including review and audit adjustments) to such financial statements. For avoidance of doubt, any incurrence of Permitted Indebtedness which is based upon or made in reliance on a computation based on such internal or publicly reported financial statements shall be deemed to continue to comply with the applicable covenant, notwithstanding any subsequent adjustments that may result in changes to such internal or publicly reported financial statements. All Indebtedness under the Bank Credit Agreement outstanding on the Issue Date shall be deemed to have initially been incurred under Section 4.09(b)(3).

Any Indebtedness of any Person existing at the time it becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of capital stock or otherwise) shall be deemed to be Incurred as of the date such Person becomes a Restricted Subsidiary.

Notwithstanding any other provision of this Section 4.09, a guarantee of Indebtedness of the Company or of Indebtedness of a Restricted Subsidiary will not constitute a separate incurrence, or amount outstanding, of Indebtedness so long as the Indebtedness so guaranteed was incurred in accordance with the terms of this Indenture.

For purposes of determining compliance with this Section 4.09 in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (35) of such definition or is entitled to be Incurred pursuant to the first paragraph of this Section 4.09, the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred or issued at such later time), such Indebtedness (or any portion thereof) in any manner that complies with this Section 4.09 and at the time of incurrence, issuance, classification or reclassification will be entitled to only include the amount and type of such Indebtedness in one of the categories of Permitted Indebtedness (or any portion thereof) described in the definition of “Permitted Indebtedness” or pursuant to the first paragraph of this Section 4.09 and, in such event, such Indebtedness (or any portion thereof) will be treated as being incurred, issued or existing pursuant to only such clause or clauses (or any portion thereof) or pursuant to Section 4.09(a) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred or issued pursuant to any other clause or paragraph (or portion thereof) of this Section 4.09 at such time. Accrual of interest or dividends, the accretion of principal amount or dividends, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms or the payment of dividends on any Disqualified Capital Stock in the form of additional Disqualified Capital Stock with the same terms will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Capital Stock or preferred stock for purposes of this Section 4.09. Any increase in the amount of Indebtedness solely by reason of currency fluctuations will not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this Section 4.09. A change in GAAP that results in an obligation existing at the time of such change, not previously classified as Indebtedness, becoming Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.09.

If the use of proceeds from any Incurrence of Indebtedness is to fund the refinancing of any Indebtedness, then such refinancing shall be deemed to have occurred substantially simultaneously with such Incurrence so long as (a) such refinancing occurs on the same Business Day as such Incurrence, (b) if such proceeds will be offered (through a tender offer or otherwise) to the holders of such Indebtedness to be refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such holders pending the completion of such offer on the same Business Day as such Incurrence (and such proceeds are ultimately used in the consummation of such offer or otherwise used to refinance Indebtedness), (c) if such proceeds will be used to fund the redemption, discharge or defeasance of such Indebtedness to be refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such Indebtedness pending such redemption, discharge or defeasance on the same Business Day as such Incurrence or (d) the proceeds thereof are otherwise set aside to fund such refinancing (and such proceeds are ultimately used for such refinancing).

For purposes of determining compliance with any U.S. dollar-denominated restriction, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Issue Date, on the Issue Date, and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Issue Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Section 4.10 Asset Sales.

(a) Neither the Company nor any Restricted Subsidiary will, directly or indirectly:

(1) consummate an Asset Sale unless such entity receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or of which other disposition is made (as determined in good faith by the Board of such entity); and

(2) consummate or enter into a binding obligation to consummate an Asset Sale unless at least 75% of the consideration received by such entity from such Asset Sale will be cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(A) any liabilities as shown on such entity’s most recent balance sheet (or in the notes thereto) (other than Indebtedness subordinate in right of payment to the Notes) that are assumed by the transferee of any such assets; and

(B) to the extent of the cash received, any notes or other obligations or securities received by such Obligor from such transferee that are converted by such entity into cash within 180 days of receipt.

(b) Notwithstanding the foregoing, the Company or a Restricted Subsidiary will be permitted to consummate an Asset Sale without complying with the foregoing provisions if:

(1) such entity receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of the Board of such entity); and

(2) the consideration for such Asset Sale constitutes (x) Productive Assets; provided that any non-cash consideration not constituting Productive Assets received by such entity in connection with such Asset Sale that is converted into or sold or otherwise disposed of for cash or Cash Equivalents at any time within 360 days after such Asset Sale shall constitute Net Cash Proceeds subject to the provisions set forth above or (y) Designated Non-Cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (y) that is at the time outstanding, not to exceed the greater of (i) $150.0 million and (ii) 20.0% of LTM EBITDA of the Company at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(c) Upon the consummation of an Asset Sale, the Company or the affected Restricted Subsidiary will be required to apply an amount equal to all Net Cash Proceeds (excluding amounts received and considered as “cash” pursuant to Section 4.10(a)(2)(A)) that are received from such Asset Sale (provided that the Company or the affected Restricted Subsidiary may elect to deem expenditures that otherwise would be permissible reinvestments or payments that occur prior to receipt of the proceeds of an Asset Sale to have been reinvested or paid in accordance with this Indenture, so long as such deemed expenditure shall have been made no earlier than the earlier of execution of a definitive agreement for such Asset Sale and the consummation of such Asset Sale) within 450 days of the receipt thereof either:

(1) to reinvest (or enter into a binding commitment to invest, if such investment is effected within 365 days after the date of such 450-day period) in Productive Assets or in Asset Acquisitions not otherwise prohibited by this Indenture;

(2) to repay Indebtedness under the Bank Credit Agreement (or other Indebtedness of the Company or such Restricted Subsidiary, as applicable, secured by a Lien), and, in the case of any such repayment under any revolving credit or other facility that permits future borrowings, effect a permanent reduction in the availability or commitment under such facility;

(3) to (x) prepay, repay, redeem or purchase Notes including (i) as provided under Section 3.07 hereof, (ii) making an offer (in accordance with the procedures set forth below for a Net Proceeds Offer) to all Holders to purchase their Notes at a purchase price of at least 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased or (iii) purchasing Notes at a purchase price of at least 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased, through privately negotiated transactions or open market purchases, in a manner that complies with this Indenture and applicable securities law or (y) prepay, repay, redeem or purchase any other pari passu Indebtedness of the Company or any Guarantor; provided that if the Company or any Restricted Subsidiary shall so repay or prepay any such other pari passu Indebtedness, the Company will reduce (or offer to reduce) Obligations under this Indenture, the Notes and the Guarantees on a pro rata basis (based on the amount so applied to such repayments or prepayments) as provided in the immediately preceding clause (x), subject to the applicable procedures of DTC;

(4) to improve real property or make a capital expenditure; or

(5) any combination of the foregoing;

provided, however, that if the Company or any Restricted Subsidiary contractually commits within such 450-day period to apply such Net Cash Proceeds within 365 days following such 450-day period in accordance with the foregoing clauses (1), (2), (3), (4) or (5) of this Section 4.10(c) and such Net Cash Proceeds are subsequently applied as contemplated in such contractual commitment, then the requirement for application of Net Cash Proceeds as set forth in this paragraph shall be considered satisfied.

Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce revolving Indebtedness or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Indenture.

Any Net Cash Proceeds from an Asset Sale that are not applied pursuant to the preceding paragraph shall constitute “Excess Net Proceeds.” No later than 20 Business Days following the date on which the aggregate amount of Excess Net Proceeds of any single transaction or series of related transactions exceeds $180.0 million (the “Net Proceeds Trigger Date”), the Company shall make an offer to purchase (the “Net Proceeds Offer”), on a date (the “Net Proceeds Offer Payment Date”) not less than 10 nor more than 60 days following the applicable Net Proceeds Trigger Date, on a pro rata basis, an aggregate principal amount equal to the Excess Net Proceeds of (a) Notes, at a purchase price in cash equal to 100% of the aggregate principal amount of Notes, in each case, plus accrued and unpaid interest thereon, if any, on the Net Proceeds Offer Payment Date, and (b) other pari passu Indebtedness of the Company or any Guarantor, in each case to the extent required by the terms thereof. If at any time within 450 days after an Asset Sale any non-cash consideration received by the Company or the affected Restricted Subsidiary in connection with such Asset Sale (other than non-cash consideration deemed to be cash as provided in Section 4.10(a)(2)(B)) is converted into or sold or otherwise disposed of for cash, then such conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof will be applied in accordance with this Section 4.10. To the extent that the aggregate principal amount of Notes or other pari passu Indebtedness tendered pursuant to the Net Proceeds Offer is less than the Excess Net Proceeds, the Company or such Restricted Subsidiary may use any remaining proceeds of such Asset Sales for general corporate purposes (but subject to the other terms of this Indenture). Upon completion of a Net Proceeds Offer, the Excess Net Proceeds relating to such Net Proceeds Offer will be deemed to be zero for purposes of any subsequent Asset Sale. In the event that a Restricted Subsidiary consummates an Asset Sale, only that portion of the Net Cash Proceeds therefrom (including any Net Cash Proceeds received upon the sale or other disposition of any non-cash proceeds received in connection with an Asset Sale) that are distributed to or received by the Company or a Restricted Subsidiary will be required to be applied by the Company or the Restricted Subsidiary in accordance with the provisions of this Section 4.10.

Notwithstanding any other provisions of this Section 4.10, to the extent that any of or all the Net Cash Proceeds of any Asset Sale with respect to any property or assets of Foreign Subsidiaries are prohibited or delayed by applicable local law (including, without limitation, financial assistance, corporate benefit, thin capitalization, capital maintenance, and similar legal principles, restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of the relevant Subsidiaries) from being repatriated to the United States, an amount equal to the portion of such Net Cash Proceeds so affected will not be required to be applied at the times provided in this Section 4.10 but may be retained by the applicable Foreign Subsidiary so long as applicable local law does not permit repatriation to the United States (Company hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, an amount equal to such Net Cash Proceeds shall be reinvested or applied pursuant to this Section 4.10 within ten (10) Business Days of such repatriation. To the extent Company determines in good faith that repatriation of any of or all the Net Cash Proceeds of any Asset Sale with respect to any property or assets of Foreign Subsidiaries would result in an adverse tax cost (including adverse withholding tax) (that is not de minimis) to the Company, its direct or indirect owners or any of its Subsidiaries, the applicable mandatory prepayment shall be reduced by an amount equal to the Net Cash Proceeds so affected (the “Restricted Amount”) until such time as Company determines in good faith that repatriation of the Restricted Amount may occur without incurring such tax cost, at which time, (x) an amount equal to any such Net Cash Proceeds shall be reinvested or applied pursuant to this Section 4.10 within five (5) Business Days of such repatriation.

The Company will comply with all applicable laws, including, without limitation, Section 14(e) of the Exchange Act and the rules thereunder and all applicable federal and state securities laws, and will include all instructions and materials necessary to enable Holders to tender their Notes and, to the extent that the provisions of any such laws or rules conflict with the provisions of this Section 4.10, the Company’s compliance with such laws and rules shall not in and of itself cause a breach of the Company’s obligations under this Section 4.10.

Section 4.11 Transactions with Affiliates.

The Company will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate involving aggregate payments or consideration in excess of the greater of (x) $15.0 million and (y) 2.0% of LTM EBITDA (each, an “Affiliate Transaction”) unless:

(1) such Affiliate Transaction is, considered in light of any series of related transactions of which it comprises a part, on terms no less favorable to the Company or such Restricted Subsidiary than those that might reasonably have been obtained at such time in a comparable transaction or series of related transactions on an arm’s-length basis from a Person that is not such an Affiliate or in the event that there are no comparable transactions involving a Person that is not such an Affiliate of the Company or such Restricted Subsidiary to apply for comparative purposes, is otherwise on terms that, taken as whole, Company has determined in good faith to be fair to the Company or the relevant Restricted Subsidiary; and

(2) with respect to any Affiliate Transaction involving aggregate consideration of $65.0 million or more to the Company or such Restricted Subsidiary, a majority of the disinterested members of the Board of the Company (and of any other affected Restricted Subsidiary, where applicable) shall, prior to the consummation of any portion of such Affiliate Transaction, have approved such Affiliate Transaction, as evidenced by a resolution of its Board.

The foregoing restrictions will not apply to:

(1) reasonable fees, compensation and benefit arrangements (including any such compensation in the form of Equity Interests not derived from Disqualified Capital Stock, together with loans and advances, the proceeds of which are used to acquire such Equity Interests, benefit plans or arrangements, severance agreements and health, disability or similar insurance plans) paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or its Subsidiaries as determined in good faith by the Board or senior management;

(2) any transaction solely between or among the Company and any of its Restricted Subsidiaries or between two or more Restricted Subsidiaries to the extent any such transaction is otherwise in compliance with, or not prohibited by, this Indenture and any merger, consolidation or amalgamation of the Company and any direct parent of the Company;

(3) any Restricted Payment permitted by Section 4.07 hereof or any Permitted Investment;

(4) sales or issuances of Equity Interests (other than Disqualified Capital Stock) to any of the Company’s Affiliates;

(5) the pledge of the Equity Interests of Unrestricted Subsidiaries or Joint Ventures to support the Indebtedness thereof;

(6) any transactions between the Company or any of its Restricted Subsidiaries and any Affiliate of the Company the Equity Interests of which Affiliate are owned solely by the Company or one or more of its Restricted Subsidiaries, on the one hand, and by Persons who are not Affiliates of the Company or its Restricted Subsidiaries, on the other hand;

(7) payments and transactions contemplated by the Related Party Agreements;

(8) transactions pursuant to agreements existing on the Issue Date and any modification thereto or any transaction contemplated thereby in any restatement, replacement, modification of the agreement therefor so long as such modification, restatement or replacement is not more disadvantageous to the Company or any of our Restricted Subsidiaries in any material respect than the respective agreement existing on the Issue Date;

(9) transactions with Joint Ventures and Subsidiaries thereof and Unrestricted Subsidiaries relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs or that are approved by a majority of the disinterested members of the Company’s Board (or by the audit committee or any committee of the Board consisting of disinterested members of the Board) (a director shall be disinterested if he or she has no interest in such Joint Venture or Unrestricted Subsidiary other than through the Company and its Restricted Subsidiaries); provided that no Affiliate of the Company (other than the Company’s Restricted Subsidiaries) has an interest (other than indirectly through the Company and other than Unrestricted Subsidiaries or such Joint Ventures) in any such Joint Venture or Unrestricted Subsidiary;

(10) any transaction with respect to which the Company or any of its Restricted Subsidiaries obtains an opinion as to the fairness to the Company or such Restricted Subsidiary, as applicable, of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

(11) transactions between the Company or any Restricted Subsidiary and any Person, which is an Affiliate solely due to a director or directors of such Person (or a parent company of such Person) also being a director of the Company; provided, however, that any such director abstains from voting as a director of the Company on any matter involving such other Person;

(12) any contribution to the capital of the Company;

(13) transactions with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(14) transactions contemplated by Transfer Agreements;

(15) the execution and consummation of the Transactions and the payment of all fees and expenses related to the Transactions, which are described in the Offering Memorandum or contemplated by the Transactions;

(16) transactions permitted by, and complying with, the provisions of Section 5.01;

(17) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary;

(18) transactions with the Company, Subsidiaries, any Unrestricted Subsidiary and Joint Ventures in the ordinary course of business; provide that the Company has determined in good faith that such transaction is necessary or advisable in connection with the ownership or operation of the Company, its Subsidiaries and any Joint Ventures (including, without limitation, payroll, any cash management activities, purchasing, insurance, hedging arrangements and management, technology and licensing arrangements related thereto);

(19) any purchases by the Company’s Affiliates of Indebtedness or Disqualified Capital Stock of the Company or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Capital Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates;

(20) payments by the Company or any Restricted Subsidiaries of the Company to any Affiliate made for any financial advisory, financing, underwriting or placement services or in respect of any other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors, or a majority of the disinterested Directors of the Company, in good faith;

(21) transactions in connection with the issuance of letters of credit for the account or benefit of any Subsidiary or any other Person designated by the Company to the extent permitted under this Indenture (including with respect to the issuance of or payments in connection with drawings under letters of credit);

(22) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Company and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with Joint Ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(23) (x) any lease entered into between the Company or any Restricted Subsidiary, as lessee and any Affiliate of the Company, as lessor, which is approved by the Board of Directors of the Company in good faith or (y) any lease entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company, as lessor in the ordinary course of business; provided that, in each case, such lease includes fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate;

(24) entry into Permitted Non-Recourse Guarantees, completion guarantees and the pledge of Equity Interests in Unrestricted Subsidiaries, Restricted Subsidiaries that are not Guarantors and Joint Ventures to secure Indebtedness and other obligations of Unrestricted Subsidiaries, Restricted Subsidiaries that are not Guarantors and Joint Ventures and Permitted Non-Recourse Guarantees;

(25) transactions with Persons who have entered into an agreement, contract or arrangement with the Company or any of its Restricted Subsidiaries to manage, own or operate a Gaming/Racing Facility because the Company and its Restricted Subsidiaries have not received the requisite approvals of the Gaming/Racing Authorities or are otherwise not permitted to manage, own or operate such Gaming/Racing Facility under applicable Gaming/Racing Laws; provided that such transactions shall have been approved by a majority of the disinterested members of the Company’s Board of Directors (or by the audit committee or any committee of the Board of Directors consisting of disinterested members of the Board of Directors) and determined by them to be in the best interests of the Company (or of a parent company thereof);

(26) sales, transfers or other dispositions in Unrestricted Subsidiaries or Joint Ventures or other development ventures, or issuances or sales of Equity Interests, Indebtedness, other securities or other Investments therein, or assets thereof;

(27) any payments or other transactions pursuant to a customary expense sharing or tax sharing agreement or other tax management arrangement between the Company, Restricted Subsidiaries, Joint Ventures, and Unrestricted Subsidiaries and any other Person with which the Company files a consolidated, unitary or combined tax return or with which the Company is part of a consolidated, unitary or combined group for tax purposes; and

(28) payments by the Company and its Subsidiaries pursuant to the Subsidiary Tax Sharing Agreement.

Section 4.12 Liens.

No Obligor will, directly or indirectly, create, Incur or assume any Lien, except a Permitted Lien, on or with respect to any of its property or assets including any shares of stock or Indebtedness of any Restricted Subsidiary, whether owned on the Issue Date or thereafter acquired, or any income, profits or proceeds therefrom, unless:

(1) in the case of any Lien securing Indebtedness that is subordinate in right of payment to the Notes or the Guarantees, the Notes or the Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien as long as such Indebtedness is secured by such Lien; and

(2) in all other cases, the Notes or the Guarantees, as the case may be, are secured on an equal and ratable basis with the obligations secured by such Lien for so long as such obligations are secured by such Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding paragraph shall provide by its terms that the Lien securing the Notes or the Guarantees, as the case may be, shall automatically and unconditionally be released and discharged upon the release and discharge of such Lien securing such Indebtedness or any sale, exchange or transfer to any Person not an Affiliate of the Obligor of the property or assets secured by such Lien securing such Indebtedness, or all of the Capital Stock held by the Obligor or any Restricted Subsidiary in, or all or substantially all of the properties and assets of, any Restricted Subsidiary that created such Lien securing such Indebtedness, in each case, in accordance with the provisions of this Indenture.

For purposes of determining compliance with this Section 4.12, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this Section 4.12 but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this Section 4.12, the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred or issued at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.12 and at the time of incurrence, issuance, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this Section 4.12 and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred, issued or existing pursuant to only such clause or clauses (or any portion thereof) or pursuant to the first paragraph hereof without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred or issued pursuant to any other clause or paragraph (or portion thereof) at such time. In addition, with respect to any revolving loan Indebtedness or commitment relating to the incurrence or issuance of Indebtedness that is designated to be incurred or issued on any date pursuant to the sixth paragraph of Section 4.09, any Lien that does or that shall secure such Indebtedness may also be designated by the Company or any Restricted Subsidiary to be incurred on such date and, in such event, any related subsequent actual incurrence of such Lien shall be deemed for all purposes under this Indenture to be incurred on such prior date, including for purposes of calculating usage of any “Permitted Lien.”

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence or issuance of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness that is not deemed to be an incurrence of Indebtedness for purposes of Section 4.09 hereof.

Section 4.13 Lines of Business.

The Obligors will not engage in any lines of business other than any Permitted Business.

Section 4.14 Legal Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its legal existence, and subject to Section 4.10 hereof, the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and

(2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries;

provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control Triggering Event each Holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof; provided that no Note of a principal amount of $2,000 or less shall be repurchased in part) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes plus accrued and unpaid interest thereon, if any, to the date of repurchase. Within 30 days following a Change of Control Triggering Event, the Company will send a notice to the Trustee and each Holder describing the transaction or transactions that constitute a Change of Control Triggering Event and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 10 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and described in such notice. The Change of Control Offer may be made up to 60 days prior to the occurrence of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. The Company will comply with all applicable laws, including, without limitation, Section 14(e) of the Exchange Act and the rules thereunder and all applicable federal and state securities laws, and will include all instructions and materials necessary to enable Holders to tender their Notes. To the extent that the provisions of any such laws or rules conflict with the provisions of this Section 4.15, the Company’s compliance with such laws and rules shall not in and of itself cause a breach of the Company’s obligations under this Section 4.15.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) on or prior to 10:00 a.m. New York City time, deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly send to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to the unpurchased portion of the Notes surrendered by such Holder, if any; provided that each such new Note will be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of redemption (subject to the right of Holders of record of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date).

Section 4.16 Covenant Termination.

If on any date following the Issue Date: (i) the Notes have Investment Grade Ratings from both of the Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under this Indenture, then beginning on that date and continuing at all times thereafter regardless of any subsequent changes in the ratings of the Notes or the occurrence of any Default or Event of Default, the Company and its Subsidiaries will not be subject to Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.13 and 5.01(a)(2) of this Indenture (collectively, the “Terminated Covenants” and, such event, the “Covenant Termination Event”).

Upon and following a Covenant Termination Event, no Default or Event of Default or breach of any kind will be deemed to have occurred or exist under this Indenture or the Notes with respect to the Terminated Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or failed to be taken, or any events occurring, upon and following a Covenant Termination Event, regardless of whether such actions, failure to act or event would have been permitted if the applicable Terminated Covenants remained in effect (it being understood that any provisions in the definition of “Permitted Liens” which may refer to one or more Terminated Covenants shall be interpreted as though such applicable Terminated Covenant(s) were still in effect). There can be no assurance that the Notes will ever achieve or maintain any Investment Grade Rating.

Section 4.17 Additional Subsidiary Guarantees.

The Company shall cause any Subsidiary that is not a Guarantor that becomes a guarantor under the Bank Credit Agreement after the Issue Date, to:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and this Indenture on the terms set forth in this Indenture; and

(2) deliver to the Trustee an Officers’ Certificate stating that all conditions precedent to the execution of the supplemental indenture have been complied with and the supplemental indenture is permitted under this Indenture and an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of this Indenture.

Section 4.18 Designation of Restricted and Unrestricted Subsidiaries.

The Board of the Company may designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Obligors (except to the extent repaid in cash or in kind) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under Section 4.07(a) to the extent that such deemed Restricted Payments would not be excluded from such calculation under Section 4.07(b). All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation (as determined in the good faith reasonable judgment of the Company).

Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Section 4.19 No Layering.

The Company will not, and will not permit any Guarantor to, incur or suffer to exist Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the Notes or such Guarantor’s Guarantee, as the case may be.

Section 4.20 Mandatory Disposition Pursuant to Gaming/Racing Laws.

If a record or a beneficial owner of a Note is required by any Gaming/Racing Authority to be found suitable, the owner shall apply for a finding of suitability within 30 days after the request of such Gaming/Racing Authority or within such other time prescribed by such Gaming/Racing Authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a holder or beneficial owner is required to be found suitable and is not found suitable by such Gaming/Racing Authority, (i) such owner shall, upon request of the Company, dispose of such owner’s Notes within 30 days or within that time prescribed by such Gaming/Racing Authority, or (ii) the Company may, at its option, redeem such owner’s Notes at the lesser of (x) the principal amount thereof or (y) the price at which the Notes were acquired by such owner, together with, in either case, accrued interest to the date of the finding of unsuitability by such Gaming/Racing Authority, or (z) such other amount required by such Gaming/Racing Authority.

By accepting a Note, each Holder or beneficial owner of a Note will be agreeing to comply with all requirements of the Gaming/Racing Laws and Gaming/Racing Authorities in each jurisdiction where the Company and its Affiliates are licensed or registered under applicable Gaming/Racing Laws or conduct gaming activities.

Section 4.21 Financial Calculations for Limited Condition Transactions.

(a) When calculating the availability under any basket or ratio or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Capital Stock or preferred stock and the use of proceeds thereof, the incurrence of Liens, repayments, dividends and dispositions or distributions), in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing default or event of default) under this Indenture) shall be deemed to be the date (the “LCT Test Date”) either (a) that the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of a notice, declaration of a dividend or distribution, repurchase, redemption or similar event), (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer is published on a regulatory information service in respect of a target of a Limited Condition Transaction is made (or that equivalent notice under equivalent laws, rules or regulations in any other applicable jurisdiction is made), (c) that notice is given with respect to any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness, disqualified stock or preferred stock requiring notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment or (d) that notice is given with respect to any dividend or other distribution requiring notice in advance thereof and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Capital Stock or preferred stock and the use of proceeds thereof, the incurrence of Liens, repayments, dividends or other distributions and dispositions)

and any related pro forma adjustments, the Company or any of the Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Liens, for example, whether such Liens are to secure Indebtedness that is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Company may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Capital Stock or preferred stock and the use of proceeds thereof, the incurrence of Liens, repayments, dividends or distributions and dispositions).

For the avoidance of doubt, if the Company has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Company or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or Event of Default ), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating any ratio, test or basket following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

(b) Basket and Ratio Calculations. Notwithstanding anything in this Indenture to the contrary, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision or covenant that does not require compliance with a financial ratio or test (including the Consolidated Secured Leverage Ratio, Consolidated Leverage Ratio or the Consolidated Coverage Ratio) (any such amounts and including borrowings under any revolving facility, the “Fixed Amounts”) substantially concurrently or in a series of related transactions with any amounts incurred or transactions entered into (or consummated) in reliance on a provision or covenant that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in such covenant in connection with such incurrence, but full pro forma effect shall be given to all applicable and related transactions (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases and redemptions of Indebtedness) and all other permitted pro forma adjustments. Notwithstanding anything in this Indenture to the contrary, if at any time any applicable ratio or financial test for any category based on an Incurrence-Based Amount permits Indebtedness, Liens, Restricted Payments, Asset Sales, sale and leaseback transactions and Investments, as applicable, previously incurred under a category based on a Fixed Amount, such Indebtedness, Liens, Restricted Payments, Asset Sales, sale and leaseback transactions and Investments, as applicable, shall be deemed to have been automatically reclassified as incurred under such category based on an Incurrence-Based Amount. If Company or its Restricted Subsidiaries enters into any revolving, delayed draw or other committed debt facility, Company may (in its sole discretion) elect to determine compliance of such debt facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Indenture on the date definitive loan documents with respect thereto are executed by all parties thereto, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility).

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets.

(a) The Company may not, in a single transaction or a series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person unless:

(1) either:

(A) in the case of a consolidation or merger, the Company, or any successor thereto, is the surviving or continuing corporation; or

(B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of the properties and assets of the Company and its Subsidiaries, taken as a whole, (i) shall be a corporation or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (ii) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest and duration fees on all of the Notes and the performance of every covenant of the Notes and this Indenture on the part of the Company to be performed or observed;

(2) in the event that such transaction involves (a) the incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries incurred in connection with or as a result of such transaction as having been incurred at the time of such transaction) and/or (b) the assumption contemplated by clause (1)(B)(ii) above (including giving effect to any Indebtedness and Acquired Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction), then immediately after giving effect to such incurrence and/or assumption under clauses (a) and (b), (i) the Company, or any such other Person assuming the obligations of the Company through the operation of clause (1)(B) above, could Incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to the Consolidated Coverage Ratio test described above under Section 4.09(a) or (ii) the Consolidated Coverage Ratio of the Company (or such other Person assuming the obligations of the Company through the operation of clause (1)(B) above) is no less than the Company’s Consolidated Coverage Ratio immediately prior to such transaction or series of transactions; and

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Debt Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing.

(b) Notwithstanding clause (2) or (3) above:

(A) any Restricted Subsidiary may consolidate with, or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to the Company or to another Restricted Subsidiary; and

(B) the Company or any Subsidiary may consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to any Person that has conducted no business and Incurred no Indebtedness or other liabilities if such transaction is solely for the purpose of effecting a change in the state of incorporation or form of organization of the Company or such Subsidiary.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Section 5.02 Successor Person Substituted.

Upon any consolidation or merger or any transfer of all or substantially all the assets of the Company and its Subsidiaries in accordance with Section 5.01, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor corporation had been named herein as the Company and (except in the case of a lease) the Company shall be released from the obligations under the Notes and this Indenture.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default and Remedies.

Each of the following constitutes an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Notes or the Guarantees;

(2) default in payment of the principal of or premium, if any, on the Notes or the Guarantees within 5 days when due and payable, at maturity, upon acceleration, redemption or otherwise;

(3) failure by any Obligor to comply with any of its other agreements in this Indenture, the Notes or the Guarantees for 60 days after written notice to the Company by the Trustee or by Holders of not less than 30% in aggregate principal amount of the Notes then outstanding voting as a single class;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (other than any Subject Subsidiary) of the Company (or the payment of which is guaranteed by the Company or any Restricted Subsidiary (other than any Subject Subsidiary) of the Company) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(A) is caused by a failure to pay principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity (which acceleration has not been rescinded, annulled or cured within 30 Business Days of receipt by the Company or any Restricted Subsidiary (other than any Subject Subsidiary) of the Company of such notice), and, in each case, the due and payable principal amount of any such Indebtedness, together with the due and payable principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in an amount in excess of the greater of (x) $100.0 million and (y) 15.0% of LTM EBITDA;

(5) failure by the Company or any Restricted Subsidiary (other than any Subject Subsidiary) of the Company to pay final judgments aggregating in an amount in excess of the greater of (x) $100.0 million and (y) 15.0% of LTM EBITDA, net of any applicable insurance, which judgments are not paid, discharged or stayed for a period of 60 consecutive days after such judgment or judgments become final and non-appealable;

(6) the Company or any of its Significant Subsidiaries:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a custodian of it or for all or substantially all of its property; or

(D) makes a general assignment for the benefit of its creditors; and

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Significant Subsidiaries;

(B) appoints a custodian of the Company or any of its Significant Subsidiaries; or

(C) orders the liquidation of the Company or any of its Significant Subsidiaries;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02 Acceleration and Certain Events of Bankruptcy.

If an Event of Default (other than an Event of Default with respect to certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiaries (other than any of its Subject Subsidiaries)) occurs and is continuing, then and in every such case, the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes may declare the principal amount, together with any accrued and unpaid interest and premium, if any, on all the Notes and Guarantees then outstanding to be due and payable, by a notice in writing to the Company (and to the Trustee, if given by Holders) specifying the Event of Default and that it is a “notice of acceleration” and upon delivery of such notice the principal amount, together with any accrued and unpaid interest and premium, if any, on all Notes and Guarantees then outstanding will become immediately due and payable; provided that no such declaration may occur with respect to any event that occurred, and was reported publicly or to Holders, more than two years prior to the date of such declaration. In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(4) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(4) shall be remedied or cured, or waived by the Holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. Upon the occurrence of specified Events of Default relating to bankruptcy, insolvency or reorganization with respect to the Company or any of its Restricted Subsidiaries (other than any of its Subject Subsidiaries), the principal amount, together with any accrued and unpaid interest and premium and liquidated damages, if any, will immediately and automatically will become due and payable, without the necessity of notice or any other action by the Trustee or any Holder. Holders of the Notes may not enforce this Indenture, the Notes or the Guarantees except as provided in this Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Trustee shall be under no obligation to exercise any of the rights or powers at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity (or both) satisfactory to the Trustee, in its sole discretion, against the costs, expenses (including reasonable attorney’s fees and expenses) and liabilities which might be incurred by it in compliance with such request or direction. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

Notwithstanding Section 6.01(3) or any other provision of this Indenture, any failure to perform, or breach of, any covenant or agreement pursuant to Section 4.03, shall not be a Default or an Event of Default until the 365th day after the Company has received the notice referred to in Section 6.01(3) (at which point, unless cured or waived, such failure to perform or breach shall constitute an Event of Default). Prior to such 365th day, remedies against the Company for any such failure or breach will be limited to liquidated damages at a rate per year equal to 0.25% of the principal amount of the Notes from the 60th day following such notice to and including the 364th day following such notice. References in this Indenture to interest due in respect of the Notes shall include any liquidated damages payable pursuant to the immediately preceding sentence.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes rescind an acceleration or waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes or the Guarantees.

Any notice of Default, notice of a continuing Event of Default, notice of acceleration or instruction to the trustee to provide a notice of Default, notice of a continuing Event of Default, notice of acceleration or take any other action relating to a Default or Event of Default other than a bankruptcy default (a “Noteholder Direction”) with respect to the Notes provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a separate written representation from each such Holder delivered to the Company and the trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Default or Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any clearinghouse or any other depositary, any Position Representation or Verification Covenant required hereunder shall be provided by DTC or its nominee, such clearinghouse or such other depositary or by the beneficial owner of an interest in the Notes after delivery to the trustee of the evidence of beneficial ownership satisfactory to the trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the trustee an Officers’ Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-

appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the trustee an Officers’ Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity such Directing Holder may have offered the trustee which obligations shall continue to survive), with the effect that such Event of Default shall be deemed never to have occurred, acceleration shall be voided and the trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

For the avoidance of doubt, the trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officers’ Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The trustee shall have no liability to the Company, any Holder or any other Person in acting in good faith on a Noteholder Direction.

With their acquisition of the Notes, each Holder consents to the delivery of its Position Representation by the trustee to the Company in accordance with the terms of this Indenture. Each Holder of the Notes waives any and all claims, in law and/or in equity, against the trustee and agrees not to commence any legal proceeding against the trustee in respect of, and agrees that the trustee will not be liable for any action that the trustee takes in accordance with the foregoing three paragraphs, or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction.

The Company will be required to deliver to the Trustee annually statements regarding compliance with this Indenture.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes or the Guarantees (including in connection with an offer to purchase) (provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted solely from such acceleration). Upon any waiver granted or deemed granted in accordance with the terms hereof, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured and waived for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes (it being understood that the Trustee shall not have an affirmative duty to ascertain whether or not any such direction is unduly prejudicial to the rights of any other Holder) or that may involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(1) such Holder gives to the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer to the Trustee security or indemnity (or both) reasonably satisfactory to the Trustee, in its sole discretion, against any loss, cost, liability or expense (including any reasonable attorney’s fees and expenses);

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and accrued and unpaid interest on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other Obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money or property pursuant to this Article 6, it shall, pay out the money or property in the following order:

First: to the Trustee, its agents and attorneys for amounts due to it hereunder, including under Section 7.07 hereof, including payment of all compensation, expenses, indemnifications and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12 Remedies Subject to Applicable Law.

All rights, remedies and powers provided by this Article 6 may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Indenture are intended to be subject to all applicable laws, including applicable Gaming/Racing Laws, and to be limited to the extent necessary so that they will not render this Indenture invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable law.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions specifically required by any provision hereof to be furnished to it, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity (or both) satisfactory to it, in its sole discretion, against any loss, liability or expense (including reasonable attorney’s fees and expenses).

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) The Trustee shall reasonably cooperate with any Gaming/Racing Authority of any jurisdiction in which the Company or any of its Subsidiaries conducts or proposes to conduct gaming and shall produce any document or information in the possession of the Trustee relating to the Company or the Notes as any of them may reasonably request at the expense of the Company.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document, order, judgment, certification, demand, notice, instrument or other writing (whether in original, electronic or facsimile form) and to have been signed or presented by the proper Person. The Trustee may act in conclusive reliance upon any instrument or signature and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Trustee need not investigate any fact or matter stated in the document, and need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein.

(b) Before the Trustee acts or refrains from acting, it shall be entitled to receive an Officers’ Certificate and an Opinion of Counsel. The Trustee will not be liable for any action it takes or omits to take in reliance on such Officers’ Certificate and Opinion of Counsel. The Trustee may consult with counsel of its own selection and the written or verbal advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it reasonably and, after the occurrence and during the continuance of an Event of Default, prudently believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k) The Trustee shall not be responsible or liable for the actions or omissions of, or any inaccuracies in the records of, any non-Affiliated custodian, clearing agency, common depository, Euroclear or Clearstream (provided that, in the case of any such Person appointed by the Trustee, such Person was appointed with due care) or for the acts or omissions of the Company or any Guarantor.

(l) Nothing herein shall be construed to impose an obligation on the part of the Trustee to recalculate, evaluate or (absent manifest error) verify any report, certificate or information received from the Company.

(m) No obligation to pursue any action that is not in accordance with applicable law.

(n) The permissive rights or powers of the Trustee to do things enumerated in this Indenture shall not be construed as a duty of the Trustee.

(o) Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes.

(p) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee will deliver to Holders of Notes a notice of the Default or Event of Default within 90 days after the Trustee obtained actual knowledge of such Default or Event of Default. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 [RESERVED].

Section 7.07 Compensation and Indemnity.

(a) The Company and the Guarantors will pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as agreed in writing. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company and the Guarantors will reimburse the Trustee promptly upon request for all reasonable claims, disbursements, advances, performances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Guarantors, jointly and severally, will indemnify the Trustee and its officers, directors, employees, representatives and agents against any and all losses, costs, claims, damages, liabilities, fees or expenses (including reasonable attorneys’ fees and expenses and court costs) incurred in connection with any action, claim or suit brought to enforce the Trustee’s right to indemnification incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability, or expense are the direct result of the Trustee’s gross negligence or willful misconduct as adjudicated by a court of competent jurisdiction by a final and non-appealable judgement. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will, upon request of the Trustee, defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company and the Guarantors will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture and the resignation and removal of the Trustee.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing with 30 days’ notice. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Company.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s and Guarantor’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

Any business entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

Section 7.11 [RESERVED].

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Obligations of the Company and the Guarantors under this Indenture, the Notes and the Guarantees will terminate (other than certain Obligations that by their terms survive such termination) and will be released upon payment in full of all the Notes issued under this Indenture. The Company may at any time, at the option of its Board evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantees) and cured all then existing Events of Default with respect to the Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Company’s obligations with respect to the Notes under Article 2 and Section 4.02 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith; and

(4) this Section 8.02.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02, notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 3.09, 4.03, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.17, 4.18 and 4.19 hereof and Section 5.01(a)(2) and (3) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(5) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and duration fees on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of an election under Section 8.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

(A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling;

(B) since the Issue Date, there has been a change in the applicable federal income tax law; or

(C) in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from transactions occurring contemporaneously with the borrowing of funds, or the borrowing of funds, to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound (other than that resulting with respect to any Indebtedness being defeased from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens in connection therewith);

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including any Obligor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

Subject to any applicable abandonment laws, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Obligors and the Trustee may amend or supplement this Indenture or the Notes or the Guarantees without the consent of any Holder of Notes:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency as evidenced in an Officers’ Certificate;

(2) to provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes and Guarantees by a successor to the Company or such Guarantor pursuant to Article 5 or Article 11 hereof;

(4) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights hereunder of any Holder;

(5) conform the text of this Indenture, the Notes or the Guarantees to any provision of the “Description of the Notes” in the Offering Memorandum to the extent that such provision in this Indenture was intended to be a verbatim recitation of the same provision of the “Description of the Notes” in the Offering Memorandum, the Notes or the Guarantees and the Company will confirm its good faith intention of any such textual change intended to be a verbatim recitation in an Officer’s Certificate

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(7) to comply with requirements of applicable Gaming/Racing Laws or to provide for requirements imposed by applicable Gaming/Racing Authorities;

(8) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof; or

(9) to allow any Guarantor to execute a supplemental indenture and/or a Notation of Guaranty with respect to the Notes; or

(10) provide for the acceptance or appointment of a successor Trustee.

Upon the request of the Company accompanied by a resolution of its Board authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10 and 4.15 hereof and the defined terms used therein) and the Notes and the Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by any Obligor with any provision of this Indenture or the Notes or the Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or change the optional redemption dates or optional redemption price of the Notes from those stated under Paragraph 5 of the Note;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest, on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the conditions described in Sections 3.09, 4.10 and 4.15 hereof); or

(8) make any change in the foregoing amendment and waiver provisions.

Section 9.03 [RESERVED].

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date upon which the requisite consents for the applicable amendment, supplement or waiver have been obtained. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of the Company approves it. In executing any amended or supplemental indenture, the Trustee will be provided with and (subject to Section 7.01 hereof) will be fully protected in conclusively relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and is the legal, valid and binding obligation of the Company and Guarantors, enforceable against them in accordance with its terms.

ARTICLE 10

[RESERVED]

ARTICLE 11

NOTE GUARANTIES

Section 11.01 Guaranty.

(a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium, if any, and interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Guaranty will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guaranty, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Guaranty. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guaranty.

Section 11.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guaranty of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guaranty. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Guaranty not constituting a fraudulent transfer or conveyance.

Section 11.03 Execution and Delivery of Guaranty.

To evidence its Guaranty set forth in Section 11.01 hereof, each Guarantor hereby agrees that a notation of such Guaranty substantially in the form attached as Exhibit E hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Guaranty set forth in Section 11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guaranty.

If an Officer whose signature is on this Indenture or on the Guaranty no longer holds that office at the time the Trustee authenticates the Note on which a Guaranty is endorsed, the Guaranty will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Guaranty set forth in this Indenture on behalf of the Guarantors.

Section 11.04 Merger, Consolidation or Sale of Assets of Guarantors.

No Guarantor may, in a single transaction or a series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Guarantor and its Subsidiaries, taken as a whole, to any Person (other than the Company or another Guarantor) unless:

(1) either:

(A) in the case of a consolidation or merger, the Guarantor, or any successor thereto, is the surviving or continuing corporation; or

(B) the Person (if other than the Guarantor) formed by such consolidation or into which the Guarantor is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of the properties and assets of the Guarantor and its Subsidiaries, taken as a whole, (i) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (ii) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, all the obligations of such Guarantor under its Guarantee, on a senior unsecured basis, on the terms set forth in this Indenture, and such Guarantor will automatically be released and discharged from its obligations under the Indenture and such Guarantor’s obligations in respect of the Notes; and

(2) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Debt Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing.

This Section does not apply to transactions subject to Section 11.06(a) hereof.

Section 11.05 Successor Corporation Substituted.

Upon any consolidation, merger, sale or conveyance described in Section 11.04 hereof, and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of any Guarantee previously signed by the Guarantor and the due and punctual performance of all of the covenants and conditions hereof to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Guarantees to be issuable hereunder by such Guarantor and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms hereof as though all of such Guarantees had been issued at the date of the execution of such Guarantee by such Guarantor. When a successor Person assumes all the obligations of the Company under the Notes and this Indenture pursuant to this Article 11, the applicable predecessor shall be released from the obligations so assumed.

Section 11.06 Releases.

(a) In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition (including by way of liquidation permitted hereunder) of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) the Company or a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Guaranty; provided that the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee will execute any documents reasonably required in order to acknowledge evidence the release of any Guarantor from its obligations under its Guaranty.

(b) Upon designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture, or if any Guarantor ceases to be a Wholly Owned Subsidiary, such Guarantor will be released and relieved of any obligations under its Guaranty; provided that, notwithstanding the foregoing, a Guarantor shall not be so released solely due to becoming a non-Wholly Owned Subsidiary due to a disposition of less than all of the Equity Interests of such Guarantor to an Affiliate of the Company or any Guarantor).

(c) Upon a Guarantor’s release from its guarantee of the Bank Credit Agreement for any reason in accordance with the terms thereof, each Guarantor will be released and relieved of any obligations under its Guaranty.

(d) Upon Legal Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 12 hereof, each Guarantor will be released and relieved of any obligations under its Guaranty.

Any Guarantor not released from its obligations under its Guaranty as provided in this Section 11.06 will remain liable for the full amount of principal of and interest and premium on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all Notes issued hereunder, when:

(1) either:

(A) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust), have been delivered to the Trustee for cancellation; or

(B) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption (and all conditions to such redemption having been satisfied or waived) or otherwise or will become due and payable within one year (or are to be irrevocably called for redemption within one year) and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(3) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Upon compliance with the foregoing and upon request of the Company, the Trustee shall execute proper instrument(s) acknowledging the satisfaction and discharge of all of the Company’s and the Guarantors’ obligations under the Notes, the Guarantees and this Indenture.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01 [RESERVED].

Section 13.02 Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic mail (in .PDF or similar format) or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

STATION CASINOS LLC

1505 South Pavilion Center Drive

Las Vegas, Nevada 89135

Facsimile No.: 702-495-4245

Attention: Chief Legal Officer

If to the Trustee:

Deutsche Bank Trust Company Americas

Trust and Agency Services

1 Columbus Circle, 17th Floor

Mail Stop: NYC01-1710

New York, NY 10019

United States of America

Attn: Corporates Team, Station Casinos LLC AA6259

Facsimile: (732) 578-4635

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; when receipt acknowledged, if mailed; when receipt acknowledged, if transmitted by facsimile; when delivered electronically, if transmitted electronically; and when receipt acknowledged, if sent by overnight air courier guaranteeing next day delivery.

The Trustee agrees to accept and act upon facsimile or electronic transmission of written instructions and/or directions pursuant to this Indenture given by the Company, provided, however, that: such executed instructions and/or directions shall be signed by an authorized Officer of the Company.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar in accordance with Depositary’s applicable procedures. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

Where this Indenture provides for notice of any event to a Holder of a Global Note, such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or repurchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with Applicable Procedures.

Section 13.03 [RESERVED].

Section 13.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture (except that no Opinion of Counsel shall be delivered upon the initial authentication and delivery of the Notes on the Issue Date) the Company shall furnish to the Trustee:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied. Such counsel may rely on representations, warranties and certificates of other Persons as to matters of fact, and may qualify the Opinion of Counsel with customary assumptions and exceptions.

Section 13.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, agent, manager, partner, member, incorporator or stockholder of the Company or any Guarantor (or of any stockholder of the Company), in such capacity, will have any liability for any obligations of any Obligor under the Notes, this Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

Section 13.08 Governing Law; Jurisdiction.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTIES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

EACH OF THE COMPANY, GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY SUBMITS THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, COUNTY AND STATE OF NEW YORK, UNITED STATES OF AMERICA, IN ANY SUIT OR PROCEEDING BASED ON OR ARISING UNDER THIS INDENTURE AND THE SECURITIES, AND IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH SUIT OR PROCEEDING MAY BE DETERMINED IN ANY SUCH COURT.

Section 13.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.06 hereof.

Section 13.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, electronic or PDF or similar format transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, electronically or PDF (or similar format) shall be deemed to be their original signatures for all purposes. This Indenture (or to any document delivered in connection with this Indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, electronic or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 13.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.14 Force Majeure.

In no event shall the Trustee and/or Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, any act or provision of any present or future law or regulation or governmental authority, strikes, work stoppages, labor disputes, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, disease, epidemic or pandemic, quarantine, national emergency or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, communications system failure, malware or ransomware or unavailability of the Federal Reserve Bank wire or telex system or other wire or other funds transfer systems, or unavailability of any securities clearing system; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.15 Patriot Act.

In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable AML Law”), the Trustee and Agents are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee and Agents. Accordingly, each of the parties agree to provide to the Trustee and Agents, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee and Agents to comply with Applicable AML Law.

Section 13.16 Waiver of Jury Trial

EACH OF THE COMPANY, EACH GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(Signatures on following page)

STATION CASINOS LLC

By:	/s/ Stephen L. Cootey
Name:	Stephen L. Cootey
Title:	Executive Vice President, Chief Financial Officer & Treasurer

[Signature Page to Indenture]

CV PROPCO, LLC
NP BOULDER LLC
NP DURANGO LLC
NP INSPIRADA LLC
NP IP HOLDINGS LLC
NP LANDCO HOLDCO LLC
NP OPCO HOLDINGS LLC
NP OPCO LLC NP PALACE LLC
NP RED ROCK LLC
NP RENO CONVENTION CENTER LLC NP SANTA FE LLC
NP SUNSET LLC
NP TOWN CENTER LLC
NP TROPICANA LLC
NP TULE SPRINGS LLC
SC CACTUS LLC
STATION GVR ACQUISITION, LLC

By:	/s/ Stephen L. Cootey
Name:	Stephen L. Cootey
Title:	Senior Vice President & Treasurer

[Signature Page to Indenture]

SC MADERA DEVELOPMENT, LLC
SC MADERA MANAGEMENT, LLC

By:	/s/ Jeffrey T. Welch
Name: Jeffrey T. Welch
Title: Senior Vice President & Secretary

[Signature Page to Indenture]

THE TRUSTEE

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Annie Jaghatspanyan
Name: Annie Jaghatspanyan
Title: Vice President

By:	/s/ Chris Niesz
Name: Chris Niesz
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

CUSIP No. 144A: [857691AJ8]/REG S: [U85731AF1]

ISIN No. 144A: [US857691AJ89] /REG S: [USU85731AF11]

6.625% Senior Notes due 2032

No. _____	$________

STATION CASINOS LLC promises to pay to _________ or registered assigns, the principal sum of ___________________ DOLLARS on March 15, 2032.

Interest Payment Dates: March 15 and September 15

Record Dates: March 1 and September 1

Dated: ________________________, 20____

STATION CASINOS LLC

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

Authorized Signatory

Dated: ________________________

[Back of Note]

6.625% Senior Notes due 2032

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

THE NOTES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER IMPOSED BY APPLICABLE GAMING LAWS AND SECTION 4.20 OF THE INDENTURE (WHICH IS SUMMARIZED ON THIS CERTIFICATE).

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Station Casinos LLC, a Nevada limited liability company (the “Company”), promises to pay interest on the principal amount of this Note at 6.625% per annum. The Company will pay interest semi-annually in arrears on March 15 and September 15 of each year commencing September 15, 2024, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be September 15, 2024. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is equal to the rate then in effect to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on the March 1 and September 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium, if any, on all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Deutsche Bank Trust Company Americas, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE. The Company issued the Notes under an Indenture dated as of March 14, 2024 (the “Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of the Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

Except as set forth below and under clause (6) below, the Company does not have the option to redeem the Notes prior to March 15, 2027. Thereafter, the Company has the option to redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount thereof) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on of the years indicated below:

Period	Percentage
2027	103.313%
2028	101.656%
2029 and thereafter	100.000%

Notwithstanding the foregoing, the Company may, at any time redeem up to 40% of the outstanding aggregate principal amount of Notes with the net cash proceeds of one or more Equity Offerings of the Company at a redemption price in cash of 106.625% of the principal amount thereof, plus accrued and unpaid interest, if any, on the Notes redeemed, to the redemption date; provided that:

1.	at least 60% of the outstanding aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption;

2.	notice of any such redemption shall be given by the Company to the Holders and the Trustee within 60 days after the consummation of any such Equity Offering; and

3.	such redemption shall occur within 120 days of the date of such notice.

Prior to March 15, 2027, the Company may also redeem all or any part of the Notes upon not less than 10 nor more than 60 days’ prior notice mailed by first-class mail (or in the case of Notes held in book entry form, by electronic transmission) to each holder’s registered address, at a Redemption Price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption. The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall not be responsible for calculating the redemption price or any component thereof.

By accepting a Note, each Holder or beneficial owner of a Note will be agreeing to comply with all requirements of the Gaming/Racing Laws and Gaming/Racing Authorities in each jurisdiction where the Company and its Affiliates are licensed or registered under applicable Gaming/Racing Laws or conduct gaming activities and that the Notes held by such Holder or owner will be subject to redemption pursuant to Section 4.20 hereof or as otherwise required pursuant to applicable Gaming/Racing Law or by Gaming/Racing Authorities.

(6) MANDATORY REDEMPTION. Except as described under Sections 4.10 and 4.15 of the Indenture, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control Triggering Event, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof; provided that no Note of a principal amount of $2,000 or less shall be repurchased in part) of such Holder’s Notes pursuant to the offer described in Section 4.15 of the Indenture (the “Change of Control Offer”) at an offer price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes plus accrued and unpaid interest thereon to the date of repurchase. Within 30 days following a Change of Control Triggering Event, the Company will send a notice to the Trustee and each Holder describing the transaction or transactions that constitute a Change of Control Triggering Event and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 10 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice.

(b) Upon the consummation of an Asset Sale, the Company or the affected Restricted Subsidiary will be required to apply an amount equal to all Net Cash Proceeds (excluding amounts received and considered as “cash” pursuant to clause (2)(a) of the first paragraph of this covenant) that are received from such Asset Sale (provided that the Company or the affected Restricted Subsidiary may elect to deem expenditures that otherwise would be permissible reinvestments or payments that occur prior to receipt of the proceeds of an Asset Sale to have been reinvested or paid in accordance with the provisions of the Indenture, so long as such deemed expenditure shall have been made no earlier than the earlier of execution of a definitive agreement for such Asset Sale and the consummation of such Asset Sale) within 450 days of the receipt thereof either: (1) to reinvest (or enter into a binding commitment to invest, if such investment is effected within 450 days after the date of such commitment) in Productive Assets or in Asset Acquisitions not otherwise prohibited by the Indenture, or (2) to repay Indebtedness under the Bank Credit Agreement (or other Indebtedness of the Company or such Restricted Subsidiary, as applicable, secured by a Lien, and, in the case of any such repayment under any revolving credit or other facility that permits future borrowings, effect a permanent reduction in the availability or commitment under such facility, (3) to (x) prepay, repay, redeem or purchase Notes including (i) as provided under Section 3.07 of the Indenture, (ii) making an offer (in accordance with the procedures set forth below for a Net Proceeds Offer) to all Holders to purchase their Notes at a purchase price of at least 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased or (iii) purchasing Notes at a purchase price of at least 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased, through privately negotiated transactions or open market purchases, in a manner that complies with this Indenture and applicable securities law or (y) prepay, repay, redeem or purchase any other pari passu Indebtedness of the Company or any Guarantor; provided that if the Company or any Restricted Subsidiary shall so repay or prepay any such other pari passu Indebtedness, the Company will reduce (or offer to reduce) Obligations under this Indenture, the Notes and the Note Guarantees on a pro rata basis (based on the amount so applied to such repayments or prepayments) as provided in the immediately preceding clause (x), subject to the applicable procedures of DTC, (4) to improve real property or make a capital expenditure, or (5) any combination of the foregoing.

(c) Any Net Cash Proceeds from an Asset Sale that are not applied pursuant to the preceding paragraph shall constitute “Excess Net Proceeds.” No later than 20 Business Days following the date on which the aggregate amount of Excess Net Proceeds of any single transaction or series of related transactions exceeds $180 million (the “Net Proceeds Trigger Date”), the Company shall make an offer to purchase (the “Net Proceeds Offer”), on a date (the “Net Proceeds Offer Payment Date”) not less than 10 nor more than 60 days following the applicable Net Proceeds Trigger Date, on a pro rata basis, an aggregate principal amount equal to the Excess Net Proceeds of Notes, at a purchase price in cash equal to 100% of the aggregate principal amount of Notes, in each case, plus accrued and unpaid interest thereon, if any, on the Net Proceeds Offer Payment Date, and (b) other pari passu Indebtedness of the Company or any Guarantor, in each case to the extent required by the terms thereof. If at any time within 360 days after an Asset Sale any non-cash consideration received by the Company or the affected Restricted Subsidiary in connection with such Asset Sale (other than non-cash consideration deemed to be cash as provided in Section 4.10(a)(2)(B) of the Indenture) is converted into or sold or otherwise disposed of for cash, then such conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof will be applied in accordance with Section 4.10. To the extent that the aggregate principal amount of Notes or other pari passu Indebtedness tendered pursuant to the Net Proceeds Offer is less than the Excess Net Proceeds, the Company or such Restricted Subsidiary may use any remaining proceeds of such Asset Sales for general corporate purposes (but subject to the other terms of the Indenture). Upon completion of a Net Proceeds Offer, the Excess Net Proceeds relating to such Net Proceeds Offer will be deemed to be zero for purposes of any subsequent Asset Sale. In the event that a Restricted Subsidiary consummates an Asset Sale, only that portion of the Net Cash Proceeds therefrom (including any Net Cash Proceeds received upon the sale or other disposition of any non-cash proceeds received in connection with an Asset Sale) that are distributed to or received by the Company or a Restricted Subsidiary will be required to be applied by the Company or the Restricted Subsidiary in accordance with the provisions of section 4.10 of the Indenture.

(8) NOTICE OF REDEMPTION. Notice of redemption will be mailed by first-class mail (or in the case of Notes held in book entry form, by electronic transmission) at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed. A notice of redemption may be conditional in that the Company may, notwithstanding the giving of the notice of redemption, condition the redemption of the Notes specified in the notice of redemption upon the completion of other transactions, such as refinancings or acquisitions (whether of the Company or by the Company).

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date. The registered Holder of a note will be treated as the owner of it for all purposes. The transferor shall also provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation, any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on any such information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes or the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event or Default or compliance with any provision of the Indenture or the Notes or the Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture or the Notes or the Guarantees may be amended or supplemented to cure any ambiguity, omission, mistake, defect or inconsistency as evidenced in an Officers’ Certificate, to provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees, to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes and Guarantees in case of a merger, consolidation or disposition of all or substantially all assets, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder, to conform the text of the Indenture, the Notes and the Guarantees to any provision of the “Description of the Notes” in the Offering Memorandum to the extent that such provision in the “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Guarantee, and the Company will confirm its good faith intention of any such textual change intended to be a verbatim recitation in an Officers’ Certificate delivered to the Trustee, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to comply with the requirements of applicable Gaming/Racing Laws or to provide for requirements imposed by applicable Gaming/Racing Authorities, to conform the Indenture or the Notes to the “Description of the Notes” section relating to the issuance of the Notes issued on the Issue Date, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of March 14, 2024, to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Notation of Guaranty with respect to the Notes, or to provide for the acceptance or appointment of a successor Trustee.

(12) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes or the Guarantees; (ii) default in payment of the principal of or premium, if any, on the Notes or the Guarantees within 5 days when due and payable, at maturity, upon acceleration, redemption or otherwise; (iii) failure by any Obligor to comply with any of its other agreements in the Indenture, the Notes or the Guarantees for 60 days after written notice to the Company by the Trustee or the Holders of not less than 30% in aggregate principal amount of the Notes then outstanding voting as a single class; (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (other than any Subject Subsidiary) of the Company (or the payment of which is guaranteed by the Company or any Restricted Subsidiary) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default is caused by a failure to pay principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”), or results in the acceleration of such Indebtedness prior to its express maturity (which acceleration has not been rescinded, annulled or cured within 30 Business Days of receipt by the Company or any Restricted Subsidiary (other than any Subject Subsidiary) of the Company of such notice) and, in each case, the due and payable principal amount of any such Indebtedness, together with the due and payable principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in an amount in excess of the greater of (x) $100.0 million and (y) 15.0% of LTM EBITDA; (v) failure by the Company or any Restricted Subsidiary (other than any Subject Subsidiary) of the Company to pay final judgments aggregating in an amount in excess of the greater of (x) $100.0 million and (y) 15.0% of LTM EBITDA, net of any applicable insurance, which judgments are not paid, discharged or stayed for a period of 60 consecutive days after such judgment or judgments become final and non-appealable; and (vi) certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiaries (other than any of its Subject Subsidiaries). If an Event of Default (other than an Event of Default with respect to certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiaries (other than any of its Subject Subsidiaries) occurs and is continuing, then in every such case, the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes may declare the principal amount, together with any accrued and unpaid interest and premium, if any, on all the Notes and Guarantees then outstanding to be due and payable , by a notice in writing to the Company (and to the Trustee, if given by Holders) specifying the Event of Default and that it is a “notice of acceleration” and, upon delivery of such notice, the principal amount, together with any accrued and unpaid interest and premium, if any, on all Notes and Guarantees then outstanding will become immediately due and payable; provided that no such declaration may occur with respect to any event that occurred, and was reported publicly or to Holders, more than two years prior to the date of such declaration. In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(4) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(4) shall be remedied or cured, or waived by the Holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. Upon the occurrence of specified Events of Default relating to bankruptcy, insolvency or reorganization with respect to the Company or any of its Restricted Subsidiaries (other than any of its Subject Subsidiaries), the principal amount, together with any accrued and unpaid interest and premium and liquidated damages, if any, will immediately and automatically become due and payable, without the necessity of notice or any other action by the Trustee or any Holder. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Trustee shall be under no obligation to exercise any of the rights or powers at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity (or both) satisfactory to the Trustee, in its sole discretion against the costs, expenses (including reasonable attorney’s fees and expenses) and liabilities which might be incurred by it in compliance with such request or direction. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Notes. References herein to interest due in respect of the Notes shall include any liquidated damages payable pursuant to Section 6.02 of the Indenture.

(13) TRUSTEE DEALINGS WITH THE COMPANY AND RESTRICTED SUBSIDIARIES. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company and any Restricted Subsidiary or their Affiliates, and may otherwise deal with the Company and any Restricted Subsidiary or their Affiliates, as if it were not the Trustee.

(14) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, agent, manager, partner, member, incorporator or stockholder of the Company or any of the Guarantors (or of any stockholder of the Company), as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the manual or electronic signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) [Reserved].

(18) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE GUARANTIES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Station Casinos LLC

1505 South Pavilion Center Drive

Las Vegas, Nevada 89135

Attention: General Counsel

ASSIGNMENT FORM

Station Casinos LLC 6.625% Senior Notes due 2032

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code) and irrevocably appoint to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:

Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

Station Casinos LLC 6.625% Senior Notes due 2032

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

Date: _________________________	$_________________________

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:

Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE1

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

[1]	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Deutsche Bank Trust Company Americas

c/o DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

Attn: Transfer Department

transfer.operations@db.com

Re: 6.625% Senior Notes due 2032

Reference is hereby made to the Indenture, dated as of March 14, 2024 (the “Indenture”), among Station Casinos LLC, as issuer (the “Company”), the Guarantors party thereto and Deutsche Bank Trust Company Americas as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

____________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $_______ in such Note[s] or interests (the “Transfer”), to __________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof; or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note or the Restricted Definitive Notes and in the Indenture and the Securities Act.

5. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Signature Guarantee:

Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

	(i)	☐	144A Global Note (CUSIP __________), or

	(ii)	☐	Regulation S Global Note (CUSIP __________), or

	(iii)	☐	IAI Global Note (CUSIP __________), or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

	(i)	☐	144A Global Note (CUSIP __________), or

	(ii)	☐	Regulation S Global Note (CUSIP __________), or

	(iii)	☐	IAI Global Note (CUSIP __________), or

	(iv)	☐	Unrestricted Global Note (CUSIP __________), or

(b)	☐ a Restricted Definitive Note.

(c)	☐ an Unrestricted Definitive Note.

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Deutsche Bank Trust Company Americas

c/o DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

Attn:	Transfer Department

transfer.operations@db.com

Re: 6.625% Senior Notes due 2032

(CUSIP ________)

Reference is hereby made to the Indenture, dated as of March 14, 2024 (the “Indenture”), among Station Casinos LLC, as issuer (the “Company”), the Guarantors party thereto and Deutsche Bank Trust Company Americas as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_____________________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $____________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] 144A Global Note, IAI Global Note, Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

Signature Guarantee:

Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT D

FORM OF CERTIFICATE OF

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Station Casinos LLC

1505 South Pavilion Center Drive

Las Vegas, Nevada 89135

Attention:	General Counsel

Deutsche Bank Trust Company Americas

c/o DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

Attn: Transfer Department

transfer.operations@db.com

Re:	6.625% Senior Notes due 2032

Reference is hereby made to the Indenture, dated as of March 14, 2024 (the “Indenture”), among Station Casinos LLC, as issuer (the “Company”), the guarantors party thereto from time to time and Deutsche Bank Trust Company Americas, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $ aggregate principal amount of:

☐ a beneficial interest in a Global Note, or

☐ a Definitive Note, we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144(d) under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

D-1

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you such certifications, legal opinions and other information as you may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

Signature Guarantee:

Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

D-2

EXHIBIT E

[FORM OF NOTATION OF GUARANTY]

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of March 14, 2024 (the “Indenture”), among Station Casinos LLC (the “Company”), the Guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, and premium and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Guaranty and the Indenture are expressly set forth in Article 11 of the Indenture (which is hereby incorporated by reference) and reference is hereby made to the Indenture for the precise terms of the Guaranty. Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

E-1

EXHIBIT F

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of _______, 20[__], among ______________ (the “Guarantying Subsidiary”), a subsidiary of Station Casinos LLC (or its permitted successor), a Nevada limited liability company (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Deutsche Bank Trust Company America, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 14, 2024, providing for the issuance of 6.625% Senior Notes due 2032 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guarantying Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantying Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guaranty”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantying Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTY. The Guarantying Subsidiary hereby agrees to provide, and does hereby provide, an unconditional Guaranty on the terms and subject to the conditions set forth in the Guaranty and in the Indenture including but not limited to Article 11 thereof (which is hereby incorporated by reference).

4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, agent, manager, partner, member, incorporator or stockholder of the Guarantying Subsidiary (or of any stockholder of the Company), as such, shall have any liability for any obligations of the Company or any Guarantying Subsidiary under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

F-1

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF or similar format transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF (or similar format) shall be deemed to be their original signatures for all purposes. This Supplemental Indenture (or to any document delivered in connection with this Supplemental Indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by any Signature Law; (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantying Subsidiary and the Company.

F-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: ______________, 20__

[GUARANTYING SUBSIDIARY]

By:
Name:
Title:

STATION CASINOS LLC

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By:
Name:
Title:

By:
Name:
Title:

F-3